UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to Rule 14a-12

Omega Healthcare Investors, Inc.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)
Amount previously paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing party:

(4)
Date filed:

OMEGA HEALTHCARE INVESTORS, INC.
303 International Circle, Suite 200
Hunt Valley, Maryland 21030
(410) 427-1700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 8, 2018

To our Stockholders:
The Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. (“Omega” or the “Company”) will be held at the Company’s principal executive offices at 303 International Circle, Suite 200, Hunt Valley, Maryland, on Friday, June 8, 2018, at 10:00 A.M. EDT, for the following purposes:
1.
To elect nine members to Omega’s Board of Directors;

2.
To ratify the selection of Ernst & Young LLP as our independent auditor for fiscal year 2018;

3.
To hold an advisory vote on executive compensation;

4.
To approve the Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan; and

5.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The nominees for election as directors are Kapila K. Anand, Craig M. Bernfield, Norman R. Bobins, Craig R. Callen, Barbara B. Hill, Edward Lowenthal, Ben W. Perks, C. Taylor Pickett and Stephen D. Plavin. Kapila K. Anand is nominated to fill the seat on the Board of Directors that will be created upon the retirement of Bernard J. Korman as of the completion of his current term at the Annual Meeting. Each of the other director nominees presently serves as a director of Omega.
Our Board of Directors has fixed the close of business on April 23, 2018 as the record date for the determination of stockholders who are entitled to notice of and to vote at our Annual Meeting or any adjournments or postponements thereof.
On or about May 1, 2018, we will first mail to our stockholders our 2018 Proxy Statement and Annual Report to Stockholders for fiscal year 2017.
We encourage you to attend our Annual Meeting. Whether you are able to attend or not, we urge you to indicate your vote (i) FOR the election of the director nominees, (ii) FOR the ratification of the selection of Ernst & Young LLP as our independent auditor (iii) FOR the approval of the Company’s executive compensation in an advisory vote and (iv) FOR the approval of the 2018 Stock Incentive Plan, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card or otherwise submitted a vote by Internet or telephone voting.
By order of Omega’s Board of Directors,
C. Taylor Pickett
April 27, 2018
Hunt Valley, Maryland

YOUR VOTE IS IMPORTANT.   Whether or not you plan to attend the meeting, please vote by using the Internet website or toll-free telephone number shown on the proxy card, or completing, signing, dating and mailing the proxy card promptly in the enclosed envelope. It is important that you return the proxy card or otherwise submit a vote on the Internet or by telephone promptly whether or not you plan to attend the meeting, so that your shares are properly voted.

If you hold shares through a broker, bank or other nominee (in “street name”), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

i

ii

OMEGA HEALTHCARE INVESTORS, INC.
303 International Circle, Suite 200
Hunt Valley, Maryland 21030
(410) 427-1700
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
June 8, 2018
The accompanying proxy is solicited by the Board of Directors to be voted at the Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. (the “Annual Meeting”) to be held at the Company’s principal executive offices at 303 International Circle, Suite 200, Hunt Valley, Maryland, at 10:00 A.M. EDT on June 8, 2018, and any adjournments or postponements of the meeting.
This Proxy Statement, and our Annual Report to Stockholders for fiscal year 2017, which includes our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2018, are available electronically at www.proxyvote.com or www.omegahealthcare.com.
RECORD DATE
Our Board of Directors has fixed April 23, 2018, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were 198,600,102 shares of our common stock, par value $0.10 per share, outstanding and entitled to vote. As of the record date, our directors and executive officers beneficially owned 1.65% of the shares of our common stock.
QUORUM AND VOTING
Quorum
Holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting as of the record date must be present in person or represented by proxy at the Annual Meeting to constitute a quorum for the conduct of business at the Annual Meeting. Proxies marked as abstaining and “broker non-votes” will be treated as shares present for purposes of determining the presence of a quorum.
Voting
Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. We urge stockholders to vote promptly either by:
•
Online Internet Voting:   Go to www.proxyvote.com and follow the instructions

•
By Telephone:   Call toll-free 1-800-690-6903 and follow the instructions

•
By Mail:   Complete, sign, date and return your proxy card in the enclosed envelope

If your shares are held in “street name,” the availability of telephone and internet voting will depend on the voting processes of the applicable bank or brokerage firm; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm.
If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board of Directors as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.
Ability to Revoke Proxies
A stockholder voting by proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with our Secretary (i) a signed instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. A proxy also may be revoked if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is not revoked, it will be voted by those named in the proxy.

Broker Non-Votes
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.
The vast majority of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•
Stockholder of Record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•
Beneficial Owner  — If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered, with respect to those shares, the “beneficial owner.” As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, and you also are invited to attend the Annual Meeting in person. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Each stockholder should instruct his/her/its broker on how to vote on the issues presented for consideration. Brokers who do not receive instructions are entitled to vote those shares ONLY with respect to the ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2018, but not with respect to any other matter to be presented at the Annual Meeting.
VOTES REQUIRED
Election of Directors
You may vote “FOR” or “WITHHELD” with respect to each nominee for the Board of Directors. Because the election of directors is not a contested election, each director will be elected by the vote of the majority of the votes cast. A “contested election” means an election in which the number of candidates exceeds the number of directors to be elected. A “majority of the votes cast” means that the number of the votes cast “FOR” a director exceeds the number of votes “WITHHELD.” Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.
Ratification of Selection of Ernst & Young LLP as Our Independent Auditor
The ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2018 will require the affirmative vote of a majority of the votes cast by all stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.
Advisory Vote on Executive Compensation
The approval, on an advisory basis, of the compensation of our executive officers will be decided by a majority of the votes cast by all stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal. This vote on executive compensation is not binding on the Board of Directors or the Company. Our Board of Directors, however, will consider the results of the vote when considering future executive compensation arrangements.
Approval of 2018 Stock Incentive Plan
The approval of the 2018 Stock Incentive Plan will be decided by a majority of the votes cast by all stockholders. Abstentions and broker non-votes, if any, will have no effect on the on the outcome of the vote on this proposal.

PROPOSAL 1 — ELECTION OF DIRECTORS
Director Nominees and Voting Requirements
Our Board of Directors currently consists of nine directors. Mr. Bernard J. Korman will retire as a member of the Board upon the completion of his current term as a director as of the Annual Meeting in accordance with our director retirement policy. The Company is grateful to Mr. Korman for his years of dedicated service since the founding of the Company and has designated Mr. Korman as “Director Emeritus” for a one-year term following the Annual Meeting to recognize his years of service and valuable contributions to the Company. See “Director Emeritus Designation” on page 16.
Our Nominating and Corporate Governance Committee of the Board of Directors has nominated Kapila K. Anand, Craig M. Bernfield, Norman R. Bobins, Craig R. Callen, Barbara B. Hill, Edward Lowenthal, Ben W. Perks, C. Taylor Pickett and Stephen D. Plavin for election as directors. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy card intend to vote FOR the election of the nominees named above to hold office until the 2019 Annual Meeting or until their respective successors have been duly elected and qualified.
If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies.
Your broker may not vote your shares in the election of directors unless you have specifically directed your broker how to vote your shares. As a result, we urge you to instruct your broker how to vote your shares.

Information Regarding Directors
Information about each director nominee, and the other individuals who currently serve on our Board of Directors, is set forth below.
Director Nominees
Director (age as of May 15)	Year First Became a Director	Business Experience During Past 5 Years
Kapila K. Anand (64)	—
Ms. Anand would bring extensive experience in accounting and auditing to our Board, particularly in the real estate industry, with a focus on Real Estate Investment Trusts, and healthcare industries. Ms. Anand served as an audit and later advisory partner at KPMG LLP from 1989 until her retirement in March 2016. Ms. Anand joined KPMG LLP in 1979 and served in a variety of roles including the National Partner-in-Charge, Public Policy Business Initiatives (from 2008 to 2013) and segment leader for the Travel, Leisure, and Hospitality industry and member of the Global Real Estate Steering Committee (each from 2013 to 2016). Ms. Anand has served on KPMG LLP boards in the U.S. and Americas, the board of the Franciscan Ministries (an organization with a range of real estate assets, including schools, churches and hospitals) and as the chair of both the KPMG Foundation as well as the Chicago Network (a membership organization of senior executives). She is currently the Lead Director for the Women Corporate Directors Education and Development Foundation and serves on a variety of non-profit boards including Rush University Medical Center and the US Fund for UNICEF. Ms. Anand has served as a director of Extended Stay America, Inc. (NYSE: STAY) since July 2016, where she chairs the Nominating and Corporate Governance Committee and is a member of the Audit Committee. She has also served as a director and Audit Committee Chairwoman of ESH Hospitality, Inc. (a REIT subsidiary of Extended Stay America) since May 2017.

Craig M. Bernfield (57)	2015
Mr. Bernfield brings to our Board extensive business, managerial and leadership experience based primarily on his service as the Chairman of the board and Chief Executive Officer of Aviv REIT Inc. (“Aviv”). Mr. Bernfield was appointed to our Board effective April 1, 2015 pursuant to our merger agreement with Aviv. Mr. Bernfield is former Chairman of the Board of Directors and Chief Executive Officer of Aviv and served in such capacity since he co-founded Aviv Healthcare Properties Limited Partnership in 2005 until our merger with Aviv on April 1, 2015. From 1990 until co-founding Aviv in 2005, Mr. Bernfield was Chief Executive Officer and President of Karell Capital Ventures, Inc., which managed the entities that were combined in 2005 in connection with the formation of Aviv’s operating partnership. Mr. Bernfield has been an investor in the skilled nursing home industry for approximately 20 years.

Director (age as of May 15)	Year First Became a Director	Business Experience During Past 5 Years
Norman R. Bobins (75)	2015
Mr. Bobins brings to our Board extensive banking experience, financial and accounting knowledge and experience as a director of public companies. Mr. Bobins was appointed to our Board effective April 1, 2015 pursuant to our merger agreement with Aviv. Mr. Bobins served as a director of Aviv from March 26, 2013 until our merger with Aviv on April 1, 2015. Prior to that, Mr. Bobins served as a member of the advisory board of Aviv Asset Management LLC from 2009 until March 26, 2013. In July 2008, Mr. Bobins was named Non-Executive Chairman of The PrivateBank and Trust Company, a bank subsidiary of PrivateBancorp, Inc. In 2017 Canadian Imperial Bank of Commerce (“CIBC”) acquired The PrivateBank and Mr. Bobins was named Vice Chairman of CIBC’s US Region. From May 2007 until October 2007, Mr. Bobins was Chairman of the Board of LaSalle Bank Corporation. From 2003 to 2007, he was President and Chief Executive Officer of LaSalle Bank Corporation. From 2006 to 2007, he was President and Chief Executive Officer of ABN AMRO North America. Mr. Bobins also serves on the board of directors of AAR Corp (aviation services) and CIBC USA. In the past five years, Mr. Bobins also served on the boards of AGL Resources, Inc. (energy services) and Sims Metal Management Limited (metal and electronics recycling).

Craig R. Callen (62)	2013
Mr. Callen brings to our Board financial and operating experience as an advisor, investment banker and board member in the healthcare industry. Mr. Callen was a Senior Advisor at Crestview Partners, a private equity firm, from 2009 through 2016. Mr. Callen retired as Senior Vice President of Strategic Planning and Business Development for Aetna Inc., where he also served as a Member of the Executive Committee from 2004-2007. In his role at Aetna, Mr. Callen reported directly to the Chairman and CEO and was responsible for oversight and development of Aetna’s corporate strategy, including mergers and acquisitions. Prior to joining Aetna in 2004, Mr. Callen was a Managing Director and Head of U.S. Healthcare Investment Banking at Credit Suisse and co-head of Health Care Investment Banking at Donaldson Lufkin & Jenrette. During his 20 year career as an investment banker in the healthcare practice, Mr. Callen successfully completed over 100 transactions for clients and contributed as an advisor to the boards of directors and managements of many of the leading healthcare companies in the U.S. Mr. Callen currently serves as a board member of HMS Holdings Corp. (NYSE:HMSY) (healthcare cost containment services), and Classical Homes Preservation Trust. Previously he served on the boards of Symbion, Inc. (short-stay surgical facilities), a Crestview portfolio

Director (age as of May 15)	Year First Became a Director	Business Experience During Past 5 Years
		company, Sunrise Senior Living, Inc. (NYSE:SRZ) and Kinetic Concepts, Inc. (NYSE:KCI) (a medical technology company).
Barbara B. Hill (65)	2013
Ms. Hill brings to our Board extensive experience in operating healthcare-related companies. Ms. Hill is currently an Operating Partner of NexPhase Capital (formerly Moelis Capital Partners), a private equity firm, where she focuses on healthcare-related investments and providing strategic and operating support for NexPhase’s healthcare portfolio companies. She began as an Operating Partner of Moelis Capital Partners in March 2011. From March 2006 to September 2010, Ms. Hill served as Chief Executive Officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. From August 2004 to March 2006, she served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company. In addition, from 2002 to 2003, Ms. Hill served as President and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare, and also served as the Chief Executive Officer of health plans owned by Prudential, Aetna, and the Johns Hopkins Health System. She was also active with the boards or committees of the Association of Health Insurance Plans and other health insurance industry groups. Currently, she serves as a board member of Integra LifeSciences Holdings Corporation, a medical device company and Owens & Minor, Inc., a Fortune 500 healthcare logistics company. Ms. Hill is a former member of the board of directors of St. Jude Medical Corporation, a Fortune 500 medical device company from 2007 to January 2017 and Revera Inc., a Canadian company operating over 500 senior facilities in Canada, Great Britain and the U.S. from 2010 to March 2017.

Edward Lowenthal (73)	1995
Mr. Lowenthal brings to our Board extensive experience in the development and operation of real estate. Mr. Lowenthal currently serves as Chairman of the Board of Directors of American Campus Communities (NYSE:ACC) (a public developer, owner and operator of student housing at the university level) and serves as a trustee of the Manhattan School of Music. From 2004 to 2013, he was a director of Desarrolladora Homex (NYSE:HXM) (a Mexican homebuilder). From January 1997 to March 2002, Mr. Lowenthal served as President and Chief Executive Officer of Wellsford Real Properties, Inc. (a real estate merchant bank) and was President of the predecessor of Wellsford Real Properties,

Director (age as of May 15)	Year First Became a Director	Business Experience During Past 5 Years
		Inc. since 1986. He is co-founder of Wellsford Strategic Partners, a private real estate investment company and is non-executive Chairman of Tiburon Lockers, Inc., a private rental locker company.
Ben W. Perks (76)	2015
Mr. Perks brings to our Board extensive public accounting, public company, accounting and financial reporting experience. Mr. Perks was appointed to our Board effective April 1, 2015 pursuant to our merger agreement with Aviv. Mr. Perks served as a director of Aviv since 2007 until our merger with Aviv on April 1, 2015. Mr. Perks was the Executive Vice President and Chief Financial Officer of Navigant Consulting, Inc., a NYSE-listed company, from May 2000 until his retirement in August 2007. Prior to joining Navigant, Mr. Perks was with PricewaterhouseCoopers LLP and its predecessors for 32 years, including 22 years as a partner in the Audit and Financial Advisory Services groups.

C. Taylor Pickett (56)	2002
As Chief Executive Officer of our Company, Mr. Pickett brings to our Board a depth of understanding of our business and operations, as well as financial expertise in long-term healthcare services, mergers and acquisitions. Mr. Pickett has served as the Chief Executive Officer of our Company since 2001. Mr. Pickett is also a director and has served in this capacity since 2002. Mr. Pickett also serves as a director of Corporate Office Properties Trust (NYSE: OFC), an office property REIT. From 1998 to 2001, Mr. Pickett served as the Executive Vice President and Chief Financial Officer of Integrated Health Services, Inc. (“IHS”), a public company specializing in post-acute healthcare services. Mr. Pickett served in a variety of executive roles at IHS from 1993 through 1998. Prior to joining IHS, Mr. Pickett held various positions at PHH Corporation and KPMG Peat Marwick.

Stephen D. Plavin (58)	2000
Mr. Plavin brings to our Board management experience in the banking and mortgage-based real estate investment trust sector, as well as significant experience in real estate capital markets transactions. Mr. Plavin is a Senior Managing Director of the Blackstone Group (“Blackstone”) since December, 2012 and the Chief Executive Officer and a director of Blackstone Mortgage Trust, Inc., a New York City-based mortgage REIT that is managed by Blackstone. Prior to joining Blackstone, Mr. Plavin served as CEO of Capital Trust, Inc. (predecessor of Blackstone Mortgage Trust), since 2009. From 1998 until 2009, Mr. Plavin was Chief Operating Officer of Capital Trust and was responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc. Prior to that time, Mr. Plavin was employed for 14 years with Chase Manhattan Bank and its

Director (age as of May 15)	Year First Became a Director	Business Experience During Past 5 Years

securities affiliate, Chase Securities Inc. Mr. Plavin held various positions within the real estate finance unit of Chase, and its predecessor, Chemical Bank, and in 1997 he became co-head of global real estate for Chase. Mr. Plavin was the Chairman of the Board of Directors of WCI Communities, Inc. (NYSE:WCIC), a publicly-held developer of residential communities from August 2009 until it was purchased by Lennar Corporation (NYSE: LEN and LEN.B) on February 10, 2017.

Voting Required for Election
Each director will be elected by the vote of the majority of the votes cast. A “majority of the votes cast” means that the number of the votes cast “FOR” a director exceeds the number of votes “WITHHELD.” Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.
Recommendation of the Board
The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees identified above.

STOCK OWNERSHIP INFORMATION
The following table sets forth information regarding the beneficial ownership of our common stock as of April 10, 2018 for:
•
each of our directors and the executive officers appearing in the table under “Executive Compensation Tables and Related Information, Summary Compensation Table” included elsewhere in this Proxy Statement; and

•
all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership of our common stock, for purposes of this Proxy Statement, includes shares of our common stock as to which a person has voting and/or investment power, or the right to acquire such power within 60 days of April 10, 2018. Except for shares of restricted stock and unvested units as to which the holder does not have investment power until vesting or as otherwise indicated in the footnotes, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. The “Common Stock Beneficially Owned” columns do not include unvested time-based restricted stock units (“RSUs”), unvested performance-based restricted stock units (“PRSUs”), and deferred stock units under our Deferred Compensation Plan (except to the extent such units vest or the applicable deferral period expires within 60 days of April 10, 2018) or common stock issuable in respect of operating partnership units (“OP Units”) or profits interests in OHI Healthcare Properties Limited Partnership (“Omega OP”). Accordingly, we have provided supplemental information regarding deferred stock units, unvested RSUs, and earned but not yet vested PRSUs under the caption “Common Stock Equivalents.” For information regarding unearned, unvested PRSUs for performance periods not yet completed, see “Outstanding Equity Awards at Fiscal Year End” below.
The business address of the directors and executive officers is 303 International Circle, Suite 200, Hunt Valley, Maryland 21030. As of April 10, 2018 there were 198,594,841 shares of our common stock outstanding and no preferred stock outstanding.
	Common Stock Beneficially Owned		Other Common Stock Equivalents
Beneficial Owner	Number of Shares	Percent of Class	Unvested RSUs(1)	Deferred Stock Units(2)	Operating Partnership Units(3)	Percent of Class including Common Stock Equivalents(4)
Kapila K. Anand	—	—	—	—	—	—
Craig M. Bernfield	866,008(5)	0.44%	—	—	2,892,455(5)	1.81%
Norman R. Bobins	54,948(6)	*	—	—	—	*
Daniel J. Booth	217,811	0.11%	63,467		—	0.14%
Craig R. Callen	28,000	*	—	29,984(7)	—	*
Barbara B. Hill	24,722(8)	*	—	—	—	*
Steven J. Insoft	340,720	0.17%	59,501	—	78,742(9)	0.23%
Bernard J. Korman	997,895	0.50%	—	26,765(10)	—	0.49%
Edward Lowenthal	47,076(11)	*	—	8,410	—	*
Ben W. Perks	39,302(12)	*	—	—	—	*
C. Taylor Pickett	342,345	0.17%	118,989	299,230	—	0.37%
Stephen D. Plavin	81,077(13)	*	—	—	—	*
Michael D. Ritz	16,076	*	19,830	13,555	—	*
Robert O. Stephenson	230,463	0.12%	55,537	—	—	0.14%
Directors, director nominee and executive officers as a group (14 persons)	3,286,443	1.65%	317,324	377,944	2,971,197	3.34%

	Common Stock Beneficially Owned		Other Common Stock Equivalents
Beneficial Owner	Number of Shares	Percent of Class	Unvested RSUs(1)	Deferred Stock Units(2)	Operating Partnership Units(3)	Percent of Class including Common Stock Equivalents(4)
5% Beneficial Owners:(14)
The Vanguard Group, Inc.	32,608,629(15)	16.42%	—	—	—	15.66%
Vanguard Specialized Funds – Vanguard REIT Index Fund	13,280,441(16)	6.69%	—	—	—	6.38%
BlackRock, Inc.	21,258,742(17)	10.70%	—	—	—	10.21%

*
Less than 0.10%

(1)
Incudes unvested RSUs, which in each case vest more than 60 days from March 31, 2018, subject to continued employment. Each unit represents the right to receive one share of common stock. See “Outstanding Equity Awards at Fiscal Year End.”

(2)
Deferred stock units representing the deferral of vested equity awards pursuant to the Company’s Deferred Stock Plan. Includes deferred stock units associated with RSUs and PRSUs vesting within 60 days which the holder has elected to defer. The deferred stock units will not be converted until the date or event specified in the applicable deferred stock agreement. See “Nonqualified Deferred Compensation.”

(3)
Messrs. Bernfield and Insoft beneficially own OP Units in Omega OP. OP Units are redeemable at the election of the holder for cash equal to the value of one share of our common stock priced at the average closing price for the 10-day trading period ending on the date of the holder’s notice of election to redeem the OP Units, subject to the Company’s election to exchange the OP Units tendered for redemption for shares of Omega common stock on a one-for-one basis, in each case subject to adjustment.

(4)
Percent of class reflects 198,594,841 shares of common stock outstanding as of April 10, 2018, plus a total of 9,583,388 common stock equivalents, consisting of 438,322 unvested restricted stock units, 377,944 deferred stock units and approximately 8,767, 122 OP Units.

(5)
Common Stock Beneficially Owned includes 7,803 shares of restricted stock, subject to forfeiture until vested. OP Units include (i) 94,619 OP units held by CMB Aviv Acquisition, L.L.C., a limited liability company of which Mr. Bernfield is the sole member and manager and (ii) 2,797,836 OP units held by Craig M. Bernfield C Unit, L.L.C., a limited liability company of which Mr. Bernfield is a member and the sole manager. Mr. Bernfield disclaims beneficial ownership of the securities held by Craig M. Bernfield C Unit, L.L.C. and such trusts except to the extent of his pecuniary interest therein. A total of 16,065 of the OP Units are held by Mr. Bernfield subject to a phantom unit award grant to Mr. Insoft. Mr. Bernfield has no pecuniary interest in the OP Units subject to the phantom unit award and disclaims of such securities.

(6)
Includes 9,404 shares of restricted stock, subject to forfeiture until vested.

(7)
Includes deferred stock units with respect to 9,164 shares of restricted stock, subject to forfeiture until vested.

(8)
Includes 9,404 shares of restricted stock, subject to forfeiture until vested.

(9)
Operating Partnership Units includes 78,742 Omega OP Units held by Steven J. Insoft Investments, L.L.C., which is 99% owned by Mr. Insoft and 1% owned by his wife, Susan M. Insoft. 48,194 of Mr. Insoft’s shares are pledged as collateral to secure a loan in favor of Mr. Insoft. Does not include 32,130 OP Units subject to a phantom unit award grant to Mr. Insoft because Mr. Insoft does not have the right to acquire voting or dispositive power with respect to such securities within 60 days.

(10)
Includes deferred stock units with respect to 9,903 shares of restricted stock, subject to forfeiture until vested.

(11)
Includes 7,803 shares of restricted stock, subject to forfeiture until vested.

(12)
Includes 7,803 shares of restricted stock, subject to forfeiture until vested.

(13)
Includes 7,803 shares of restricted stock, subject to forfeiture until vested. The remainder of Mr. Plavin’s shares are owned jointly with his wife.

(14)
Except as otherwise indicated below, information regarding 5% beneficial owners is based on information reported on Schedule 13G filings by the beneficial owners indicated with respect to the common stock of Omega.

(15)
Based on a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, Inc., including on behalf of certain subsidiaries. The Vanguard Group, Inc. is located at 100 Vanguard Blvd. Malvern, PA 19355. The Vanguard Group, Inc., has sole voting power with respect to 332,714 of the shares, shared voting power with respect to 258,625 of the shares, sole dispositive power with respect to 32,261,323 of the shares and shared dispositive power with respect to 347,306 of the shares.

(16)
Based on a Schedule 13G/A filed with the SEC on February 2, 2018 by Vanguard Specialized Funds — Vanguard REIT Index Fund. Vanguard Specialized Funds — Vanguard REIT Index Fund is located at 100 Vanguard Blvd. Malvern, PA 19355. Vanguard Specialized Funds — Vanguard REIT Index Fund has sole voting power with respect to 13,280,441 of the shares.

(17)
Based on a Schedule 13G/A filed with the SEC on January 23, 2018 by BlackRock, Inc., including on behalf of certain subsidiaries. BlackRock Inc. is located at 55 East 52nd Street New York, New York 10055. BlackRock, Inc., has sole voting power with respect to 20,451,212 of the shares and sole dispositive power with respect to 21,258,742 of the shares.

BOARD COMMITTEES AND CORPORATE GOVERNANCE
Board of Directors and Committees of the Board
The members of the Board of Directors on the date of this Proxy Statement and the Committees of the Board on which they serve are identified below.
Director	Board	Audit Committee	Compensation Committee	Investment Committee	Nominating and Corporate Governance Committee
Craig M. Bernfield	Member			Chairman	Member
Norman R. Bobins	Member			Member
Craig R. Callen	Chairman	Member			Member
Barbara B. Hill	Member		Member
Bernard J. Korman	Member		Member	Member	Member
Edward Lowenthal	Member	Member	Chairman		Member
Ben W. Perks	Member	Chairman
C. Taylor Pickett	Member			Member
Stephen D. Plavin	Member	Member	Member		Chairman
The Board of Directors held nine meetings during 2017. Each member of the Board of Directors attended more than 75% of the meetings of the Board of Directors and of the committees of which such director was a member in 2017. While we invite our directors to attend our Annual Meeting of Stockholders, we currently do not have a formal policy regarding director attendance. Mr. Pickett, in his capacity as a director of the Company, was the sole representative of the Board of Directors at, and acted as Chairman of, the 2017 Annual Meeting.
Director Independence
All of the members of the Board of Directors and director nominees meet the NYSE listing standards for independence, other that our Chief Executive Officer Mr. Pickett. While the Board of Directors has not adopted any categorical standards of independence, in making these independence determinations, the Board of Directors noted that no director other than Mr. Pickett (a) received direct compensation from our Company other than director annual retainers and meeting fees, (b) had any relationship with our Company or a third party that would preclude independence or (c) had any material business relationship with our Company and its management, other than as a director of our Company. Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the NYSE listing standards for independence.
Board Leadership Structure and Risk Oversight
Since 2001, an independent non-employee director has served as the Chairman of the Board of Directors rather than our Chief Executive Officer. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the difference between the two roles. The Chief Executive Officer is responsible for implementing the strategic direction for the Company as approved by the Board of Directors and the management of the day-to-day operations of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, and sets the agenda for and presides over meetings of the Board. Mr. Callen, as Chairman of the Board, presides over any meeting, including regularly scheduled executive sessions of the non-management directors. If Mr. Callen is not present at such a session, the presiding director is chosen by a vote of those present at the session.
Risk Oversight
The Board of Directors, as a whole and at the committee level, plays an important role in overseeing the management of risk. Management is responsible for identifying the significant risks facing the

Company, implementing risk management strategies that are appropriate for the Company’s business and risk profile, integrating consideration of risk and risk management into the Company’s decision-making process and communicating information with respect to material risks to the Board or the appropriate committee.
Portfolio and investment risk is one of the principal risks faced by the Company. We manage portfolio and investment risk by, among other things, seeking Investment Committee and/or Board approval for new investments over designated thresholds and providing detailed underwriting information on such proposed investments to the Investment Committee or the Board, as the case may be. In addition, our full Board regularly reviews the performance, credit information and coverage ratios of our operators.
Consistent with the rules of the NYSE, the Audit Committee provides oversight with respect to risk assessment and risk management, the Company’s financial statements and internal control over financial reporting. The Compensation Committee reviews risks associated with the Company’s compensation plans and arrangements. While each committee monitors certain risks and the management of such risks, the full Board is regularly informed about such matters. The full Board generally oversees risk and risk management issues otherwise arising in the Company’s business and operations.
Audit Committee
The Audit Committee met six times in 2017, which included one joint meeting with the Board and other committees. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial information to be provided to stockholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the external independent audit process. In addition, the Audit Committee selects our Company’s independent auditors and provides an avenue for communication between the independent auditors, financial management and the Board of Directors.
Each of the members of the Audit Committee is independent and financially literate, as required of audit committee members by the NYSE. The Board of Directors has determined that Messrs. Plavin and Perks each qualify as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Board of Directors made a qualitative assessment of Mr. Plavin’s level of knowledge and experience based on a number of factors, including his formal education and his experience as Chief Executive Officer and a director of Blackstone Mortgage Trust, Inc. (formerly Capital Trust, Inc.), a New York City-based mortgage REIT managed by Blackstone, where he is responsible for all management activities. Additionally, Mr. Plavin holds an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University. The Board of Directors made a qualitative assessment of Mr. Perks’ level of knowledge and experience based on his 22 years of experience as an audit partner at PricewaterhouseCoopers and its predecessors, and his experience as Chief Financial Officer of Navigant Consulting, Inc.
The Board has appointed Ms. Anand to the Audit Committee, effective as of her election to the Board at the Annual Meeting. The Board has determined that Ms. Anand qualifies as an audit committee financial expert based on her substantial experience in accounting and auditing as a partner of KPMG LLP and as a public company audit committee member.
Compensation Committee
The Compensation Committee has responsibility for determining the compensation of our executive officers and administering our equity incentive plan. During 2017, the Compensation Committee met six times, which included two joint meetings of the Board and other committees and one joint meeting of the Board and the Compensation Committee. The responsibilities of the Compensation Committee are more fully described in its Charter, which is available on our website at www.omegahealthcare.com.
Investment Committee
The Investment Committee works with management to develop strategies for growing our portfolio and has authority to approve investments up to established thresholds. The Investment Committee met three times during 2017.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee met seven times during 2017, which included two joint meetings of the Board and other committees. The Nominating and Governance Committee has responsibility for identifying potential nominees to the Board of Directors and reviewing their qualifications and experience. The process for identifying and evaluating nominees to the Board is initiated by identifying candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Nominees for director are selected based on their depth and breadth of experience, industry experience, financial background, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to director duties, among other criteria. The Company does not have a policy with regard to consideration of diversity in identifying nominees, and historically diversity has not been a material factor in selecting nominees to the Board. The Nominating and Corporate Governance Committee also develops and implements policies and practices relating to corporate governance.
The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees as director. Any such nomination should be submitted to the Nominating and Corporate Governance Committee through our Secretary in accordance with the procedures and time frame described in our Bylaws and as set forth under “Stockholder Proposals” below.
Stock Plan Special Administrative Committee
In addition to the Committees listed above, in February 2015 the Board established a Special Administrative Committee under our 2013 Stock Incentive Plan consisting solely of Mr. Pickett, with the authority to allocate and grant awards thereunder to employees of the Company and its affiliates who are not executive officers of the Company up to a maximum number of units or shares authorized by the Board from time to time. For 2017, the Special Administrative Committee is authorized to grant awards of up to 130,000 RSUs, PRSUs and profits interests in Omega OP (“LTIP Units”), of which up to 40,000 can be time-based and up to 90,000 (at the high level of performance) can be performance-based. For 2018, the Special Administrative Committee is authorized to grant awards of up to 160,000 RSUs, PRSUs and LTIP Units, of which up to 50,000 can be time-based and up to 110,000 (at the high level of performance) can be performance-based.
Communicating with the Board of Directors and the Audit Committee
The Board of Directors and our Audit Committee have established procedures to enable anyone who has a concern about our conduct, or any employee who has a concern about our accounting, internal controls or auditing matters, to communicate that concern directly to the non-management members of the Board of Directors or the Audit Committee, as applicable. These communications may be confidential or anonymous and may be submitted in writing or through the Internet. The employees have been provided with direct and anonymous access to each of the members of the Audit Committee. Our Company’s Code of Business Conduct and Ethics (“Code of Ethics”) prohibits any employee of our Company from retaliating or taking adverse action against anyone raising or helping resolve a concern about our Company.
Interested parties may contact our non-management directors by writing to them at our headquarters: Omega Healthcare Investors, Inc., 303 International Circle, Suite 200, Hunt Valley, Maryland 21030, or by contacting them through our website at www.omegahealthcare.com. Communications addressed to the non-management members of the Board of Directors will be reviewed by our corporate communications liaison, which is our outside legal counsel, and will be directed to the appropriate director or directors for their consideration. The corporate communications liaison may not “filter out” any direct communications from being presented to the non-management members of the Board of Directors and Audit Committee members without instruction from the directors or committee members. The corporate communications liaison is required to maintain a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record will include the name of the addressee, the disposition by the corporate communications liaison and, in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The corporate communications liaison is required to provide a copy of any additions to the record upon request of any member of the Board of Directors.

Policy on Related Party Transactions
We have a written policy regarding related party transactions under which we have determined that we will not engage in any purchase, sale or lease of property or other business transaction in which our officers or directors have a direct or indirect material interest without the approval by resolution of a majority of those directors who do not have an interest in such transaction. It is generally our policy to enter into or ratify related party transactions only when our Board of Directors, acting through our Audit Committee, determines that the related party transaction in question is in, or is not inconsistent with, our best interests and the interests of our stockholders.
Security Deposit Indemnification Agreements
Prior to 2002, certain of the entities that were combined in connection with the formation of Aviv’s predecessor partnership distributed security deposits paid by certain of their tenants to the owners of those entities in exchange for an agreement by those owners to repay the amounts distributed if and when the applicable tenant became entitled to a return of the security deposit or the deposit was otherwise applied under the applicable lease. These arrangements were kept in place in connection with the formation of Aviv’s predecessor partnership. As of December 31, 2014, entities controlled by Mr. Bernfield were obligated to potentially reimburse approximately $292,000.
Code of Business Conduct and Ethics
We have adopted a written Code of Ethics that applies to all of our directors and employees, including our Chief Executive Officer, Chief Operating Officer, Chief Corporate Development Officer and Chief Financial Officer. A copy of our Code of Ethics is available on our website at www.omegahealthcare.com, and print copies are available upon request without charge. You can request print copies by contacting our Chief Financial Officer in writing at Omega Healthcare Investors, Inc., 303 International Circle, Suite 200, Hunt Valley, Maryland 21030, or by telephone at 410-427-1700. Any amendment to our Code of Ethics or any waiver of our Code of Ethics will be disclosed on our website at www.omegahealthcare.com promptly following the date of such amendment or waiver.
Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines to foster long-term stock holdings by Company leadership. These guidelines create a strong link between stockholders’ and management’s interest. The Chief Executive Officer is required to own shares in the Company with a value equal to at least six times his annual base salary. The Chief Operating Officer, Chief Corporate Development Officer and Chief Financial Officer are required to own shares in the Company with a value equal to at least three times their respective annual base salaries. Each non-employee director is required to own shares in the Company with a value equal to at least five times the annual cash retainer for serving as a member of the Board of Directors within five years of the director’s appointment. The complete stock ownership guidelines contained in the Corporate Governance Guidelines are available through our website at www.omegahealthcare.com.
Policy on Hedging and Pledging of Company Securities
We consider it inappropriate for any director or officer to enter into speculative transactions in our Company’s securities. Therefore, we prohibit the purchase of or sale of puts, calls, options or other derivative instruments related to our Company’s securities or debt. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.
Additionally, directors and officers may not purchase our Company’s securities on margin or borrow against any account in which our securities are held. The transition provision allowing existing pledging in place as of 2015 to remain in place through February 27, 2018 has now expired. All of our directors and officers are in compliance with this policy.
Director Retirement Policy
It is the general policy of the Board of Directors that after reaching 77 years of age, directors shall not stand for re-election and thereafter shall retire from the Board of Directors upon the completion of the term of office to which they were elected. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may waive this requirement as to any director if it deems such waiver to be in the best interests of the Company.
Director Emeritus Designation
At the recommendation of the Nominating and Corporate Governance Committee, the Board has designated Bernard J. Korman as “Director Emeritus” upon his retirement as member of the Board of Directors effective as of the Annual Meeting and continuing until the 2019 Annual Meeting. Mr. Korman served as Chairman of the Board from 2004 to 2017. As Director Emeritus, Mr. Korman will be eligible to attend Board meetings. Mr. Korman will not be entitled to vote on any business coming before the Board, nor will he be counted as a member of the Board for the purpose of determining a quorum or for any other purpose. Mr. Korman will be reimbursed for reasonable expenses incurred to attend in-person Board meetings or committee meetings to which he is invited, but will not receive any other compensation for service as Director Emeritus. Following the Annual Meeting, Mr. Korman will not be a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise.
Corporate Governance Materials
The Corporate Governance Guidelines, Code of Ethics and the charters of the committees of the Board are available free of charge through our website at www.omegahealthcare.com and are available in print to any stockholder who requests them.

PROPOSAL 2 — PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR 2018
The Audit Committee has selected Ernst & Young LLP as our Company’s independent auditor for the current fiscal year, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate governance. However, if the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interest of us and our stockholders. Information concerning the services Ernst & Young LLP provided to us can be found beginning on page 18 below.
Voting Required for Approval
The affirmative vote of holders of a majority of all votes cast on the matter is required to ratify the selection of Ernst & Young LLP as our Company’s independent auditor for the current fiscal year. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these proposals.
Recommendation of the Board
The Board of Directors and the members of the Audit Committee unanimously recommend a vote FOR the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for the fiscal year 2018.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR MATTERS
The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of our Company, the audits of our financial statements, the qualifications of the public accounting firm engaged as our independent auditor to prepare and issue an audit report on our financial statements and the related internal control over financial reporting, and the performance of our independent auditors. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace our Company’s independent auditors, as well as determine the amount of the fees paid to the Company’s independent auditors. The Audit Committee’s function is more fully described in its charter, which is available on our website at www.omegahealthcare.com. The Board of Directors and the Audit Committee review the Audit Committee Charter annually.
The Board of Directors has determined that each Audit Committee member is independent under the standards of director independence established under our corporate governance policies and the NYSE listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that Ben Perks and Stephen Plavin each qualify as an “audit committee financial expert,” as defined by SEC rules. The Board of Directors has appointed Kapila Anand to the Audit Committee, effective as of her election to the Board at the Annual Meeting and has determined that she is independent and qualifies as an audit committee financial expert.
Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our Company’s independent auditor, Ernst & Young LLP, is responsible for auditing and expressing opinions on the conformity of our Company’s consolidated financial statements with accounting principles generally accepted in the United States, and the effectiveness of our Company’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria).
Audit Committee Report
The Audit Committee, with respect to the audit of Omega’s 2017 audited consolidated financial statements, reports as follows:
•
The Audit Committee has reviewed and discussed our 2017 audited consolidated financial statements with Omega’s management;

•
The Audit Committee has met with and discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

•
The Audit Committee has received written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from Omega;

•
Based on reviews and discussions of Omega’s 2017 audited consolidated financial statements with management and discussions with Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that Omega’s 2017 audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K; and

•
The Audit Committee has also reviewed the services provided by Ernst & Young LLP discussed below and has considered whether provision of such services is compatible with maintaining auditor independence.

Audit Committee of the Board of Directors
Ben W. Perks, Chairman
Craig R. Callen
Edward Lowenthal
Stephen D. Plavin
Independent Auditors
Ernst & Young LLP audited our consolidated financial statements as of December 31, 2017 and 2016 and for each of the years ended December 31, 2017, 2016, and 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders at the Annual Meeting. Approval of our independent auditors is not a matter required to be submitted to stockholders; however, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate practice.
Fees
The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our Company’s annual financial statements for the fiscal years 2017 and 2016 and fees billed for other services rendered by Ernst & Young LLP during those periods, all of which were pre-approved by the Audit Committee.
	Year Ended December 31,
	2017	2016
Audit Fees	$1,522,000	$1,418,000
Audit-Related Fees	—	—
Tax Fees	903,000	1,297,000
All Other Fees	2,000	2,000
Total	$2,427,000	$2,717,000

Audit Fees
The aggregate fees billed by Ernst & Young LLP for professional services rendered to our Company for the audit of our Company’s annual financial statements for fiscal years 2017 and 2016, the audit of the effectiveness of our Company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal years 2017 and 2016, the reviews of the financial statements included in our Company’s Forms 10-Q for fiscal years 2017 and 2016, and services relating to securities and other filings with the SEC, including comfort letters and consents, were approximately $1,522,000 and $1,418,000, respectively.
Audit Related Fees
Ernst & Young LLP was not engaged to perform services for our Company relating to due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, or consultation concerning financial accounting and reporting standards for fiscal years 2017 and 2016.
Tax Fees
The tax fees billed by Ernst & Young LLP to our Company for tax compliance and preparation services for fiscal years 2017 and 2016 were approximately $737,000 and $719,000, respectively. The tax fees billed by Ernst & Young LLP to our Company for tax advice and tax planning services for fiscal years 2017 and 2016 were approximately $166,000 and $578,000, respectively.
All Other Fees
The aggregate other fees billed by Ernst & Young LLP to our Company were approximately $2,000 for fiscal years 2017 and 2016, respectively
Determination of Auditor Independence
The Audit Committee considered the provision of non-audit services by our independent auditor and has determined that the provision of such services was consistent with maintaining the independence of Ernst & Young LLP.
Audit Committee’s Pre-Approval Policies
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our Company’s independent auditor, provided, however, pre-approval requirements for non-audit services are not required if all such services: (1) do not aggregate to more than five percent of total fees paid by us to our accountant in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to the completion of the audit.
At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent auditing firm is required to confirm that the provision of such services does not impair its independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with its pre-approval policies and procedures described herein.

PROPOSAL 3  —  ADVISORY VOTE ON EXECUTIVE COMPENSATION
Background on Advisory Vote
Federal legislation (Section 14A of the Exchange Act) requires that we include in this Proxy Statement a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”).
Our Executive Compensation Program
As described more fully in our Compensation Discussion and Analysis section beginning on page 29 of this Proxy Statement (“CD&A”) and the related tables and narrative, we design our executive compensation program to reward, retain and, in the case of new hires, attract executive officers to support our business strategy, achieve our short-term and long-term goals, and provide continued success for our operators, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our executive compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.
The Compensation Committee engages in an annual review to establish the annual salaries and the terms and conditions of annual cash bonus opportunities, long-term incentive awards and employment agreements with our executive officers. The compensation programs for 2016 and 2017 were described in the CD&A included in the Company’s proxy statement for our 2017 annual meeting of stockholders, at which over 96% of the votes cast approved the Company’s executive compensation in the advisory “Say-on-Pay” vote.
We urge you to read the CD&A section of this Proxy Statement for the details on the Company’s executive compensation program, including the executive compensation programs implemented for 2017-2019 and 2018-2020. Our executive compensation programs emphasize pay for performance, such that the interests of all of our executive officers are aligned with the interests of stockholders. For a detailed description of how we have structure performance based compensation programs and the recent results, see “Compensation Discussion and Analysis — Pay for Performance Alignment.”
Proposed Vote
The following resolution will be submitted for a stockholder vote at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve the compensation of the Company’s executive officers as described in the Proxy Statement issued in connection with the 2018 Annual Meeting of stockholders, including in the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures contained therein.
Because the vote is advisory, the outcome of the vote will not be binding upon the Board of Directors, the Compensation Committee or the Company, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal; however, the Compensation Committee will consider the outcome of the vote when evaluating future executive compensation arrangements.
Voting Required for Approval
Approval, on an advisory basis, of the compensation of our executive officers will be decided by the affirmative vote of a majority of the votes cast by all stockholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.
Recommendation of the Board
The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company’s executive officers as described in this Proxy Statement.

PROPOSAL 4 — APPROVAL OF 2018 STOCK INCENTIVE PLAN
Recommendation of the Board
The Board of Directors unanimously recommends that the stockholders vote FOR this Proposal 4, the proposal to approve the 2018 Stock Incentive Plan (the “2018 Plan”).
Background of the 2018 Plan
The 2018 Plan is a comprehensive incentive compensation plan that allows for various types of equity-based compensation, including restricted stock units (including performance restricted stock units), stock awards (including restricted stock), incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance unit awards, cash-based awards and other stock-based awards. The purposes of the 2018 Plan are to (a) to provide incentives to officers, employees, directors and consultants of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company, (b) encourage stock ownership by officers, employees, directors and consultants by providing them with a means to acquire a proprietary interest in the Company, acquire shares of our common stock, or to receive compensation which is based upon appreciation in the value of our common stock, and (c) provide a means of obtaining, rewarding and retaining officers, employees, directors, and consultants.
The 2018 Plan is an amendment and restatement of, and upon stockholder approval will replace, the Omega Healthcare Investors, Inc. 2013 Stock Incentive Plan (the “2013 Plan”). The total number of shares of our common stock authorized for issuance under equity compensation awards has not been increased since the 2013 Plan was approved by stockholders in June 2013. As of March 31, 2018, 3,229,090 shares are subject to outstanding awards under the 2013 Plan, (based on the number of shares issuable under the outstanding PRSU awards at high performance) and 428,998 shares remain available for future awards under our 2013 Plan.
Because the 2018 Plan is an amendment and restatement of the 2013 Plan, the shares reserved under the 2018 Plan will be the only shares reserved for issuance in connection with equity compensation following stockholder approval of the 2018 Plan.
We wish to increase the number of shares available for issuance as equity compensation to be able to offer appropriate equity incentives going forward. Approval of the 2018 Plan would result in a 4,500,000 share increase in the number of shares of our common stock currently reserved for issuance under our 2013 Plan. We are seeking to reserve these additional shares for issuance as equity compensation because our executive compensation program heavily relies on the use of performance awards where the number of shares actually earned and issued varies substantially based on performance. In order to appropriately motivate and incentivize our employees, the performance awards are structured to provide the opportunity for greater awards for higher performance. As a result, the Company needs to reserve sufficient shares for issuance at the high performance level, even though actual performance may vary from year to year. For example, no shares were issued under the PRSUs and LTIP Units granted in 2015. However, the Company needs to have enough shares available for issuance in the event outstanding awards are earned in full.
NYSE listing requirements require that we submit the 2018 Plan to our stockholders for approval. In addition, Internal Revenue Code rules require that we obtain stockholder approval of the 2018 Plan in order to be able to issue incentive stock options under the 2018 Plan. Our Board of Directors has approved the 2018 Plan, subject to stockholder approval of the 2018 Plan. If approved by the stockholders, the 2018 Plan will become effective June 8, 2018 (the “Effective Date”). The following discussions of the 2018 Plan is qualified in its entirety by reference to the applicable provisions of the 2018 Plan document, which is attached as Annex A to this proxy statement.

How the 2018 Plan is Designed to Protect Stockholders’ Interests
The following features of the 2018 Plan are intended to continue to protect the interests of our stockholders:
•
Limits on terms of options and stock appreciation rights.   The maximum terms of each stock option and stock appreciation right that can be granted under the 2018 Plan is ten years.

•
Limits on share recycling.   As discussed under the heading “Material Changes in the 2018 Plan,” the 2018 Plan does not permit liberal share recycling.

•
No repricing of options or stock appreciation rights.   The 2018 Plan prohibits the repricing of “underwater” options and stock appreciation rights, whether by amending an existing award, substituting a new award at a lower price or executing a cash buyout, unless specifically approved by the Company’s stockholders.

•
No discounted options or stock appreciation rights.   The 2018 Plan prohibits granting options or stock appreciation rights with an exercise price less than the fair market value per share of our common stock on the date of grant.

•
No automatic change in control benefits.   The 2018 Plan does not provide any automatic benefits upon a change in control or any excise tax gross-ups.

•
No liberal change in control definition.   As discussed under the heading “Material Changes in the 2018 Plan,” the 2018 Plan does not allow the use of a liberal change in control definition and prohibits accelerated vesting in connection with a liberal change in control definition.

•
Limits on non-employee director compensation.   As discussed under the heading “Material Changes in the 2018 Plan,” the 2018 Plan places a meaningful limit on each non-employee director’s annual compensation.

•
Limits on Dividend Equivalent Rights.   The 2018 Plan does not permit dividend equivalent rights to apply to options or stock appreciation rights.

•
No Transfer for Value.   The 2018 Plan provides that awards are not transferable or assignable, except by the laws of descent and distribution or as permitted by the Compensation Committee, except that the Committee may not allow a participant to transfer an award for value.

•
Clawback.   Awards are subject to forfeiture to the extent provided in any clawback policy adopted by the Company.

In voting on the 2018 Plan, we also urge stockholders to note the factors regarding our executive compensation program and pay-for-performance practices highlighted under “Proposal 3 — Advisory Vote on Executive Compensation.”
Material Changes in the 2018 Plan
The 2018 Plan makes some changes to the 2013 Plan. The material changes are summarized below:
•
The 2018 Plan increases the number of shares of common stock available for issuance under the 2013 Plan by 4,500,000 shares. After this change, the number of shares available for future awards under the 2018 Plan is the sum of the number of shares available under the 2013 Plan for issuance of future awards immediately before the Effective Date plus 4,500,000 shares. Shares attributable to awards (including prior awards under the 2013 Plan) which are forfeited, cancelled, expired, terminated or paid or settled in cash or otherwise without the issuance of common stock (except for shares that cannot be recycled into the 2018 Plan as discussed in the next bullet point) are again available for grant under the 2018 Plan. The maximum number of shares that can be made subject to the grant of incentive stock options is the maximum number of shares available under the 2018 Plan.

•
The 2018 Plan prohibits liberal share recycling, consistent with best current practices. Specifically, shares that have been (i) tendered or withheld to pay the exercise price of options or stock appreciation rights, (ii) withheld to satisfy tax withholding, (iii) repurchased by the Company using cash proceeds from the exercise of options or (iv) subject to a stock appreciation right or option and not issued upon net settlement or net exercise of the stock appreciation right or option. In contrast, the 2013 Plan permitted such shares to be recycled into the plan.
•
The 2018 Plan limits the amount of compensation in the form of Omega common stock payable to each non-employee director of the Company for service in such capacity. Specifically, the grant date fair value of awards in the form of Omega common stock or that are payable in Omega common stock cannot exceed $750,000 per director per year. In contrast, the 2013 Plan did not contain a limit that applied to non-employee directors.

•
The 2018 Plan provides in general that the term “change in control,” will (if used) be defined in the applicable award agreement, but provides that a liberal change in control definition cannot be used. Specifically, the 2018 Plan provides that a change in control cannot be triggered upon any event that does not result in an actual change in control of the Company, such as an announcement or commencement of a tender offer or exchange offer, a potential takeover, stockholder approval (as opposed to consummation) of a merger or other transaction, acquisition of less than 15% or less of the outstanding voting securities of the Company, an unapproved change in less than a majority of the Board or other similar provisions in which the Committee determines that an actual change in control does not occur. Further, the 2018 Plan prohibits the Committee from accelerating vesting of an award in connection with a liberal change in control definition.

•
The 2018 Plan deletes many provisions that were previously in the 2013 Plan solely to qualify certain performance-based compensation payable to named executive officers for a tax deduction under Section 162(m) of the Internal Revenue Code to the extent that the compensation exceeded $1,000,000 per year per officer. This includes, for example, deleting the specific list of performance goals and deleting per officer annual limits on awards under the plan. The Compensation Committee of the Board of Directors (referred to as the “Committee” in this Proposal 4 section of this Proxy Statement) believes that these provisions no longer need to be in the plan as the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to any of our covered executive officers in excess of   $1 million will not be deductible unless it qualifies for transition relief applicable to binding written contracts that were in effect on November 2, 2017. However, the 2018 Plan preserves the ability of the Committee to make performance-based grants, and the Committee plans to continue to do this.

Summary of Other Provisions of the 2018 Plan
Eligibility
Awards under the 2018 Plan may be granted to our officers, employees, directors, and consultants, or any of our affiliates; provided, however, incentive stock options may be granted only to our employees or employees of our subsidiaries.
Administration
Awards under the 2018 Plan will be granted, and the terms and conditions of awards will be determined, by the Committee. However, the Board is permitted under the 2018 Plan to authorize one or members of the Board other than the Committee as a whole to make grants to employees of the Company or its affiliates who are not executive officers of the Company, subject to any limitations on the number of awards and any other terms and conditions established by the Board.
Awards
The 2018 Plan permits the Committee to grant various types of equity-based compensation, including restricted stock units (including performance restricted stock units), stock awards (including restricted stock), incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance unit awards, cash-based awards and other stock-based awards.

The type and amount of each award and to whom each award is granted shall be determined by the Committee, subject to the provisions of the 2018 Plan. Awards may be made exercisable or settled at such prices and may be made terminable under such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the 2018 Plan.
The terms of particular awards may provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with respect to the Company, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control of the Company. Awards may also include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Committee’s discretion, awards that are held by an individual who terminates service may be cancelled, accelerated, paid or continued, subject to the terms of the applicable award agreement and to the provisions of the 2018 Plan. After the date of grant, the Committee may modify the terms and conditions of an award, except to the extent the modification would be inconsistent with the 2018 Plan.
Options
The Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of our common stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of our common stock otherwise issuable at the time of exercise withheld. The 2018 Plan permits the grant of both incentive and non-qualified stock options.
Stock Appreciation Rights
Stock appreciation rights may be granted separately or in connection with another award, and the Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of our common stock or in cash, according to terms established by the Committee with respect to any particular award.
Stock Awards
The Committee may grant shares of our common stock, subject to such restrictions and conditions, if any, as the Committee shall determine.
Performance Unit Awards
Performance awards entitle the participant to receive, at a specified future date or event, payment of an amount equal to, either the value of a specified or determinable number of units stated in terms of a designated or determinable dollar amount per unit or a percentage or multiple of a specified dollar amount determined by the Committee, and payment will be subject to such conditions or restrictions as the Committee shall determine, including achievement of specified performance goals, and shall be payable in cash or shares of our common stock, as the Committee may determine.
Other Awards
Restricted stock unit, other stock-based awards and dividend equivalent right awards may be granted with respect to such number of shares of our common stock and may be subject to such conditions or restrictions as the Committee shall determine and shall be payable in cash or shares of our common stock as the Committee may determine. Restricted stock unit awards entitle the participant to receive at a future specified date or event a determinable number of shares of common stock or the cash value thereof, subject to factors determined by the Committee, including in the case of performance restricted stock units, performance criteria established in the Committee’s discretion that must be achieved or that depending on the level of achievement will affect the number of shares earned. Other stock-based awards are awards that may be denominated, payable in, convertible into or otherwise based on our common stock. This includes interests in units of limited partnerships that are under common control with the Company and are convertible into our common stock, such as LTIP Units.

Cash Awards
The Committee may grant cash awards under the 2018 Plan.
Deferrals
The Committee has the ability to allow or require participants to defer the receipt of payment attributable to awards under the 2018 Plan. Deferred restricted stock units are issued if a participant elects or the Committee requires a participant to defer the receipt of common stock attributable to an award, and are payable at a specified date or upon a specified event in shares of common stock or the cash value thereof.
Recapitalizations and Reorganizations
The number of shares of our common stock reserved for issuance in connection with the grant or settlement of awards and to which an award is subject and the exercise price of each option or a stock appreciation right are subject to proportional adjustment by the Committee in the event of any recapitalization of our company or similar event effected without receipt of consideration.
In the event of certain corporate reorganizations, awards may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Compensation Committee, provided such adjustment is not inconsistent with the express terms of the 2018 Plan or the applicable award agreement. In general, however, the Committee cannot reduce a participant’s rights under an award agreement.
Federal Income Tax Information
The following discussion outlines generally the federal income tax consequences of participation in the 2018 Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2018 Plan.
Non-Qualified Options
A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of our common stock on the date the option is exercised over the price paid for our common stock, and we will then be entitled to a corresponding deduction.
Depending upon the period shares of our common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.
Incentive Stock Options
A participant who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells our common stock purchased pursuant to the option. The participant will be taxed on the difference between the price he or she paid for our common stock and the amount for which he or she sells our common stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the participant will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and we will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and the Company will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

Exercise of an incentive option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.
Stock Awards
A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a “substantial risk of forfeiture,” as defined in the Code. However, when the shares of our common stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and we will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and we also will be entitled to a corresponding deduction at that time.
Other Awards
A participant will not recognize income upon the grant of certain equity incentives such as restricted stock units, deferred restricted stock units, performance awards, stock appreciation rights or dividend equivalent rights. Generally, at the time a participant receives payment under any such award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of our common stock received, and we will then be entitled to a corresponding deduction.
Potential Limitation on Company Tax Deductions
Before January 1, 2018, Section 162(m) of the Internal Revenue Code denied a tax deduction to any publicly held corporation for compensation over $1 million to any of the named executive officers (other than the Chief Financial Officer) unless the compensation was paid pursuant to a plan that is performance-based and was approved by our stockholders. Effective January 1, 2018, Section 162(m) was amended to disallow a federal income tax deduction for compensation over $1 million to any of the named executive officer, regardless of whether the compensation is performance-related. Under a transition rule, Section 162(m) as in effect before the amendment continues to apply to compensation payable to a binding written contract in effect on November 2, 2017 that is not materially modified.
It is possible that compensation attributable to equity compensation, when combined with cash compensation and all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.
We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern the Committee’s compensation policy and practices.

Equity Compensation Plan Information
The table below sets forth information regarding shares issuable under our equity compensation plans as of December 31, 2017.
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)(3)
Equity compensation plans approved by security holders	2,201,397	$—	1,561,923
Equity compensation plans not approved by security holders	—	—	—
Total	2,201,397	$—	1,561,923

(1)
Reflects (i) 109,985 restricted stock units that were granted on March 31, 2015, (ii) 38,914 restricted stock units that were granted on April 1, 2015, (iii) 128,006 restricted stock units that were granted on March 17, 2016, (iv) 675,716 shares that could be issued if certain performance conditions are achieved related to the March 17, 2016 award of performance restricted stock units, (v) 140,416 restricted stock units that were granted on January 1, 2017, (vi) 685,064 shares that could be issued if certain performance conditions are achieved related to the January 1, 2017 award of performance restricted stock units and, (vii) 423,296 shares in respect of outstanding deferred stock units.

(2)
No exercise price is payable with respect to the restricted stock units and performance restricted stock units.

(3)
Reflects shares of common stock remaining available for future awards under our 2013 Stock Incentive Plans.

Voting Required for Approval
For the 2018 Plan to be approved, the number of  “FOR” votes cast at the meeting for this proposal must be at least a majority of all votes cast on the proposal. For purposes of the vote on this Proposal 4, abstentions and broker non-votes will not be counted as shares entitled to vote and will have no effect on the results of the vote. If the 2018 Plan is not approved, it will be null and void and the 2013 Plan will remain in place.
Recommendation of the Board
Accordingly, our Board of Directors unanimously recommends that the stockholders vote FOR this Proposal 4, the proposal to approve the 2018 Plan.

COMPENSATION DISCUSSION AND ANALYSIS
Our CD&A addresses the following topics:
•
2017 Performance Results;

•
Pay for Performance Alignment;

•
Summary of Executive Compensation Program and Governance Practices;

•
Components of our Executive Compensation Program;

•
Our Compensation Decisions and Results for 2017; and

•
Our Compensation Decisions for 2018.

2017 Performance Results
The skilled nursing industry (“SNF”), in general, and certain of our operators, in particular, encountered challenges, difficult market conditions and unanticipated developments that adversely affected our 2017 financial results. Our management team continues to focus on the core themes of acquisitions, physical plant improvements and strengthening our balance sheet. We also embarked on a strategic asset repositioning project to improve our portfolio (i.e. either by way of operator changes or eliminating non-performing assets). Key 2017 accomplishments included the following:
•
Completed new investments totaling approximately $559 million, comprised of:

•
$124 million of investments with a new operator in the U.K., including 18 care homes, similar to assisted living facilities (“ALFs”) in the U.S.;

•
$220 million of new investments with an existing operator, including 15 SNFs located in Indiana;

•
the acquisition of 7 SNFs and 2 ALFs for $58.5 million throughout the U.S.;

•
an $11 million mortgage loan with an existing operator; and

•
$145 million of investments through our capital expenditure programs.

•
Initiated strategic asset disposition efforts by disposing of 52 facilities subject to operating leases for $258 million in net proceeds, recognizing combined gains of  $54 million.

•
Completed capital market transactions including:

•
issued $60 million of common stock;

•
issued a total of  $700 million in senior notes ($550 million of 4.75% senior notes due 2028 and $150 million of 4.5% senior notes due 2025);

•
closed on a $1.8 billion senior unsecured revolving and term loan credit facility, reducing interest rate pricing from our prior unsecured revolving and term loan credit facility;

•
closed on a $100 million senior unsecured term loan credit facility, replacing a prior term loan facility, with the proceeds used to refinance existing indebtedness; and

•
redeemed $400 million of high yield senior notes with proceeds from newly issued senior notes.

TSR Performance Results for Three, Five and Ten Year Periods ending 2017
For the three-year period ending 2017, total shareholder return (growth in stock price plus dividends) (“TSR”) for the health care REIT sector significantly underperformed the REIT sector as a whole. Although our TSR performance for the three-year period ending 2017 was sub-optimal, as it also was for many health care REITs, our longer-term TSR performance has generally been superior. Our strong long-term annualized TSR performance as compared to the FTSE NAREIT Equity Health Care Index and the MSCI U.S. REIT index is illustrated in the charts below. (TSR is rounded to the closest 0.1%.)
TSR Annualized Performance for Multi-Year Periods ending December 31, 2017
Pay for Performance Alignment
Our Compensation Committee has proactively endeavored to structure our executive officer compensation program to align performance with enhanced stockholder value. The information below demonstrates how the compensation our officers received in 2017 was aligned with the Company’s performance.
Variable Pay Linked to Performance
For 2017, 58% of our Chief Executive Officer’s total target compensation and 53% of the total target compensation for our other named executive officers was variable, performance-based compensation (including annual cash bonus and annual performance-based equity awards). Further, 64% of our Chief Executive Officer’s target compensation for 2017 and 62% of our other named executive officers’ target compensation for 2017 was in the form of equity-based compensation.
2017 Target Compensation Mix

2017 Annual Cash Incentives Earned
For 2017, our Chief Executive Officer earned an annual cash incentive equal to 64% of his target annual cash incentive and the other executive officers earned annual cash incentives equal to 53% of their target annual cash incentives. The graph below contrasts the annual cash incentives paid for 2016 performance and for 2017 performance. The difference between the payments for 2016 and 2017 was performance-driven, as the objective performance goals under the 2016 annual incentive plan were achieved at the high performance level, whereas the objective performance goals under the 2017 annual incentive plan were not achieved. See “Our Compensation Decisions and Results for 2017 — Performance Results for 2017 Annual Cash Incentive Program.”
Annual Cash Incentive Payouts 2016 – 2017
Long-Term Incentive Compensation
As to long-term incentives, performance goals incorporated into our annual performance-based equity awards drive a significant portion of what our executive officers actually earn over time by directly linking both TSR and TSR relative to an index (which we call “Relative TSR”) to the amounts earned over the three-year performance periods. As a result, in periods when our TSR and Relative TSR have superior performance, our executive officers will earn more than their target level of compensation and in periods when our TSR and Relative TSR under-perform, our executive officers will earn less than their target level of compensation.
To make even more of our executive officer’s long-term compensation performance-based, the Compensation Committee (referred to as the “Committee” within the CD&A section of this Proxy Statement) increased the percentage of our executive officers’ target long-term compensation that is linked to performance to 60% for 2016, up from 50% in 2015. For the 2017 and 2018 awards, the Committee continued to maintain this increased percentage. Further, the Committee substantially increased the level of TSR required to achieve the performance goals for 2018 awards. See “Components of our Executive Compensation Program — Long-Term Equity Incentive Program — Overview of Long-Term Equity Incentives” and “Our Compensation Decisions for 2018 — Long-Term Equity Incentives for Three-Year Period Commencing January 1, 2018.”
Long-Term Incentive Compensation Earned in 2017
Our Chief Executive Officer and the other executive officers did not earn any performance-based compensation for the three-year period ending December 31, 2017. The only long-term equity awards that our Chief Executive Officer and the other executive officers earned in 2017 were the time-based portions of the 2015 awards that vested at the end of 2017. For more detail, see “Our Compensation Decisions and Results for 2017 — Performance Results for Long-Term Equity Incentives ending December 31, 2017 and Performance Results as of December 31, 2017 for Continuing Long-Term Equity Incentives.” The two graphs immediately below show the long-term incentive compensation earned in 2017 by our Chief Executive Officer, as well as the amount of long-term incentive compensation that would have been earned by our Chief Executive Officer in 2017 if the performance periods of the 2016 and 2017 awards had ended at December 31, 2017 (“Tracking”), as compared in each case to the grant date fair value of the awards.

CEO’s Performance-based Long-Term Incentive Compensation
Earned and Tracking in 2017 vs. Grant Date Fair Value
Performance Period
CEO’s Long-Term Incentive Compensation
(including Performance and Time-based)
Earned and Tracking in 2017 vs. Grant Date Fair Value
Performance Period
Summary
The information in this “Pay for Performance Alignment” section shows how the majority of the compensation our executive officers receive is aligned with the Company’s performance and demonstrates our Compensation Committee’s commitment to maintaining that alignment.
Summary of Executive Compensation Program and Governance Practices
Our executive compensation programs are designed to attract and retain the highest quality executive talent possible and, more importantly, to provide meaningful incentives for our executive officers to strive to enhance stockholder value over both near- and longer-term periods by aligning their total compensation with the Company’s performance. Below we summarize certain executive compensation programs and governance practices – both the practices we have implemented to drive performance and the practices we avoid because we do not believe they would serve our stockholders’ long-term interests.
Our compensation system seeks to maintain best practices and support strong corporate governance, as illustrated below.
What we do…	What we do not do…
We balance our incentive programs to provide an appropriate mix of annual and longer-term incentives, with long-term incentive compensation comprising a substantial percentage of target total compensation
We pay for performance that has a direct alignment with TSR performance; salaries comprise a relatively modest portion of each executive officer’s overall compensation opportunity
We use multiple performance measures as well as different performance measures for cash bonuses and multi-year equity awards, which mitigates compensation-related risk. We also measure performance across various performance periods
We enhance executive officer retention with time-based vesting schedules for certain equity incentive awards to provide a balance with performance-based awards
We use the market median of our peer group as the starting point for determining the right form and amount of compensation for each executive officer
We aim for aggregate target annual compensation for the executive officers to be generally in line with the median aggregate annual compensation for the top five executive officers of the peer group
We have robust stock ownership guidelines for our senior officers and directors
We engage an independent compensation consultant selected by our Compensation Committee to advise the Committee on compensation matters
We have a Compensation Committee comprised solely of independent directors

We do not guarantee annual salary increases or bonuses and the Company has no guaranteed commitments to grant any equity-based awards
We do not pay excise tax gross-ups with respect to payments made in connection with a change of control
We do not provide single-trigger change in control benefits
We do not allow hedging or pledging of Company stock by executive officers
We do not encourage unnecessary or excessive risk taking; incentive awards are not based on a single performance measure and do not have guaranteed minimum or uncapped payouts
We do not benchmark executive compensation to target levels of compensation above the median of our peer group
We do not pay dividends on unearned performance shares (other than fractional distributions on LTIP units, which are made for tax reasons)
We do not provide any significant perquisites

What We Pay and Why
Following is a summary of  (i) the Compensation Committee’s objectives for the compensation of our executive officers and (ii) how the Compensation Committee believes its decisions on executive officer compensation achieve the stated objectives:
OBJECTIVES
• reward performance and initiative
• attract, retain and reward executive officers who have the motivation, experience and skills to continue our track record of profitability, growth and attractive TSR
• be competitive with other REITs viewed as competitors for executive talent
• link compensation with enhancing stockholder value

•
reward for our short-term and long-term successes, particularly measured in terms of growth on a per share basis in Adjusted funds from operations (“Adjusted FFO”), Funds available for Distribution (“FAD”) and TSR

• encourage and facilitate our executive officers’ ability to achieve meaningful levels of ownership of our common stock
HOW WE ACCOMPLISH OUR OBJECTIVES
• while we do not employ a formula, base salary generally comprises a relatively small portion of executive officer total target pay
• annual cash bonus generally comprises a significant portion but less than a quarter of each executive officer’s total target pay
• a majority of each executive officer’s total target compensation is structured as performance-based using a combination of annual cash bonus and long-term incentive equity awards

•
we do not target a specific percentile range within the Company’s peer group when determining an individual executive officer’s pay; instead, the Compensation Committee uses the peer group median as the starting point and reviews market data from the peer group and internal pay equity as two of several reference points useful for determining compensation for each executive officer

•
we utilize a variety of objective performance goals that we consider key drivers of value creation to minimize the potential risk associated with over-weighting any particular performance measure. Goals have historically included Adjusted FFO per share, FAD per share (starting in 2017), tenant quality, TSR and Relative TSR.

•
the ultimate value of performance-based long-term incentive equity awards is dependent on both the Company’s future TSR and Relative TSR as compared to a REIT index. We think using both performance measures, together with time-based restricted stock unit awards, provides a balanced approach that does not motivate excessive risk taking

Independent Compensation Consultant
The Committee has retained FPL Associates, L.P. (“FPL”) as its independent compensation consulting firm to advise the Committee with respect to the compensation of our named executive officers and the compensation of our directors. FPL has been engaged to provide the Committee with relevant data concerning the marketplace, benchmarking against our peer group and FPL’s own independent analysis and recommendations concerning executive compensation. In 2017, affiliates of FPL were engaged to assist the Company and the Board of Directors in developing talent assessment and development programs.

Peer Group Benchmarking
The Committee benchmarks executive officer compensation in relation to a peer group of public REITs identified by FPL as being comparable to the Company based on one or more of the following factors:
•
similarity to Omega in terms of property focus,

•
net lease structure,

•
market capitalization, and

•
geographic business region.

Since 2015, the Committee has made few changes to the peer group, to the end of maintaining consistency of year over year comparisons. For 2017, the Committee made minimal changes to the peer group for 2016, adding Medical Properties Trust, Inc. based on its healthcare focus and removing LaSalle Hotel Properties because it does not have a healthcare focus and was no longer comparable to Omega based on market capitalization.
2017 Peer Group
Care Capital Properties	Medical Properties Trust, Inc.
Duke Realty Corporation	National Retail Properties, Inc.
EPR Properties	Realty Income Corporation
Federal Realty Investment Trust	Spirit Realty Capital, Inc.
HCP, Inc.	Ventas, Inc.
Healthcare Trust of America	W.P. Carey, Inc.
Lexington Realty Trust
Omega as Compared to 2017 Peer Group
($ in billions as of December 31, 2017)

$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
$10.2
$10.8
$13.5
$5.7
$7.0
$8.8
$8.8
$7.3
$9.4
Enterprise Value
Market Capitalization
Total Assets
OHI
Peer Median
Peer Mean

Note: Data for Care Capital Properties is excluded as Care Capital Properties was acquired during 2017.

Compensation Setting Process
The Committee uses data and information provided by FPL, including comparisons of Omega’s executive compensation programs to those of Omega’s peer group, to assist the Committee in undertaking a comprehensive annual review to establish base salaries and the terms and conditions of annual cash bonus opportunities, and long-term incentive awards of our executive officers. In addition, our Chief Executive Officer provides the Committee information regarding management’s performance as well as other factors the Chief Executive Officer believes should impact the compensation of our executive officers. The Committee also requests and receives recommendations from our Chief Executive Officer regarding the compensation for each of the executive officers and the business and performance targets for long-term incentive awards and annual cash bonuses.
Market data provided by FPL is an important tool for analysis and decision-making. The Committee takes into account the recommendations of FPL and our Chief Executive Officer in applying its own independent judgment in determining the compensation of our executive officers. In reaching compensation decisions, the Committee also considers the decision-making responsibilities of each position and the experience, work performance, team-building and talent development skills of each executive officer, as well as the Company’s overall performance and the achievement of our strategic objectives and budgets during the prior year. The ultimate determination of the compensation that will be paid to our executive officers and the elements that comprise that compensation are made solely by the Committee.
Components of Our Executive Compensation Program
Our executive officers’ compensation currently has three primary components, which are discussed in more detail below:
•
annual base salary,

•
annual cash incentive awards, and

•
annual long-term equity incentive awards.

Variable pay constitutes the majority of our executives’ compensation, which allows the Committee to reward superior performance and penalize under-performance, while the long-term equity incentive portions of our compensation programs serve to align the interests of our executive officers with the interests of our stockholders. With respect to the aggregate annual long-term incentive opportunity, compensation for threshold and high performance has been designed to approximate 75% and 150%, respectively, of compensation for target performance.

Objectives and Important Features of Our Executive Compensation Program
	Link to Program Objectives	Type of Compensation	Important Features
Base Salary	• Fixed level of cash compensation to attract and retain key executives in a competitive marketplace • Preserves an executive’s commitment during downturns	Cash	• Determined based on evaluation of individual executives, compensation internal pay equity and a comparison to the peer group
Annual Cash Bonus
•
Target cash incentive opportunity (set as a percentage of base salary) to encourage achievement of annual Company financial and operational goals

•
Assists in attracting, retaining and motivating executives in the near term

Cash
•
Majority (60% for 2017 and 2018) of incentive opportunity based on objective performance measures, which includes Adjusted FFO, FAD per Share and Tenant Quality

•
A portion (40% for 2017 and 2018) of the payout is also based on individual performance

Long-Term Incentives Program: RSUs (Time-based)
•
Focuses executives on achievement of long-term financial and strategic goals and TSR, thereby creating long-term stockholder value

•
Assists in maintaining a stable, continuous management team in a competitive market

•
Maintains stockholder- management alignment

•
Easy to understand and track performance

•
Limits dilution to existing stockholders relative to utilizing options

Long-Term Equity
•
40% of target annual long-term incentive awards in 2017 and 2018

•
Provides upside incentive in up market, with some down-market protection

•
Three-year cliff-vest (subject to certain exceptions)

Long-Term Incentives Program: PRSUs and LTIP Units (Performance- based)		Long-Term Equity
•
60% of target annual long-term incentive award in 2017 and 2018

•
Three-year performance periods with the actual payout based on TSR and Relative TSR performance

•
Provides some upside in up- or down-market based on relative performance

•
Direct alignment with stockholders

•
Additional vesting once earned (25% per calendar quarter) for enhanced retention

Long-Term Equity Incentive Program
Total Shareholder Return and Relative Total Shareholder Return Drive Actual Realized Pay
Our TSR and Relative TSR drives a significant portion of what our executive officers actually earn over time while management’s performance against strategic, operational, capital allocation and management goals drives the Committee’s annual compensation decisions. The Committee believes that the long-term equity incentive program’s design reflects a high degree of rigor, aligns management’s focus on achieving the Company’s strategy with the TSR and Relative TSR expectations of our stockholders and provides executives with quantifiable incentives and an opportunity to acquire meaningful levels of ownership of our common stock. Based on advice from FPL, the Committee also believes that the long-term equity incentive program’s design is competitive as compared with current market practice in the REIT industry for similar plans and provides an appropriate risk-reward trade-off.
Overview of Long-Term Equity Incentives
The Committee makes annual grants of equity awards to each executive officer that are earned over a three-year period running from January 1 of the year of grant.
A percentage of each executive officer’s annual grant is earned based on the Company’s performance over the three-year period (the “Performance-based Portion”), and a percentage is earned based on the officer’s continuing employment (subject to certain exceptions) over the three-year period (the “Time-based Portion”). For the 2014 and 2015 grants, the percentage of each award that was the Performance-based Portion was 50% (expressed as a dollar amount at the target performance level) and the percentage that was the Time-based Portion was also 50%. For the 2016, 2017 and 2018 grants, the Committee increased the Performance-based Portion to 60% and decreased the Time-based Portion to 40%, based on its desire to make more of the Executive’s long-term compensation contingent upon the Company’s performance.
Of the Performance-based Portion of the annual equity award:
•
50% of the value (at the target level) is earned based on the Company’s TSR over the three-year performance period. These awards were in the form of the performance-based restricted stock units (“PRSUs”) before 2015 and have been in the form of  “LTIP Units” (which are potentially convertible into our common stock) for 2015 and future years; and

•
the other 50% of the value (at the target level) of the Performance-based Portion of the annual equity award is earned based on the Company’s Relative TSR over the three-year performance period. These awards are in the form of PRSUs.

The Time-based Portion of the annual equity award are in the form of restricted stock units (“RSUs” or “time-based RSUs”).
Additional details of the 2017 annual equity award grants for our executive officers are discussed under the heading “Our Compensation Decisions and Results for 2017 — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2017.”

Year-over-Year Changes
The Committee annually reviews the structure of the Company’s long-term equity incentive program, to ensure its competitiveness externally as well as effectiveness internally in supporting the Company’s compensation philosophy. The Committee receives input from its consultant, FPL, and also considers evolving best practices and stockholder feedback. As a result, despite the historically high level of stockholder support with the Company’s executive compensation program, the Committee has proactively made enhancements to the long-term incentive program, as outlined in the chart below.
Year	Program Enhancements
2014	• Changed from a one-time, end-to-end program (2011 – 2013 grant) to rolling program with three-year, overlapping performance periods made annually to better align with market practices
2015	• LTIP Units granted in lieu of TSR-based PRSUs
2016
•
Increased the emphasis on performance-based awards by moving from a mix of 50%/50% of performance- and time-based awards, respectively, to a mix of 60%/40% of performance- and time-based awards, respectively

•
Increased the rigor of the relative TSR comparison by adding an additional 50bps of required performance at target

•
Equity award values based on grant date fair value in comparison to peer group to align with SEC disclosure requirements rather than on the basis of projected estimated economic value

•
Changed Relative TSR Comparator from MSCI U.S. REIT Index to the FTSE NAREIT Health Care Index to better compare our performance with that of our direct peers

2018
•
Increased the rigor of the absolute TSR based awards in light of our stock price performance, moving from threshold, target, and high hurdles of 8%, 10%, and 12%, respectively up to 12%, 14%, and 18%, respectively

Our Compensation Decisions and Results for 2017
2017 Annual Base Salaries
The Committee established annual base salaries for 2017 at approximately the median for our peer group, based on analysis provided by FPL, with appropriate adjustments to preserve internal pay equity. The annual base salaries for our executive officers for 2017 were increased by 2% over 2016 and are set forth below:
Name	2017 Base Salary
C. Taylor Pickett	$765,000
Daniel J. Booth	$494,700
Steven J. Insoft	$484,500
Robert O. Stephenson	$474,300
Michael D. Ritz	$326,400

2017 Annual Cash Incentive Opportunities
The Committee established the following annual cash bonus opportunities for 2017 for our executive officers:
Name	Annual Incentive (% of Base Salary)
	Threshold	Target	High
C. Taylor Pickett	100%	125%	200%
Daniel J. Booth	50%	75%	100%
Stephen J. Insoft	50%	75%	100%
Robert O. Stephenson	50%	75%	100%
Michael D. Ritz	50%	75%	100%
The Committee increased Mr. Ritz’s annual cash bonus opportunities for 2017 to bring his opportunities into line with the other executive officers (other than the Chief Executive Officer). In 2016 Mr. Ritz’s annual cash bonus opportunity was 40%, 60% and 80% at threshold, target and high.
For 2017, the Committee revised annual cash bonus performance goals and weighting that it used to determine annual cash bonuses from 2016 performance. The Committee decided to add the FAD metric for determining 2017 performance based on its belief that while Adjusted FFO is a useful measure of earnings, FAD provides a more useful measure in evaluating the Company’s internal operating performance. The Committee also decided to increase the subjective component weighting from 30% for 2016 to 40% for 2017 to provide the Committee with greater flexibility to take into account the effects of challenging market conditions facing the skilled nursing industry, in general, and certain of our operators, in particular, as well as unanticipated events in determining the executive officers’ annual bonus compensation, while maintaining other objective metrics that measure annual performance.
2017 Annual Cash Incentive Performance Goals
% of Bonus Opportunity	Metric	Threshold(4)	Target(4)	High(4)
15%	Adjusted FFO per share(1)	$3.40	$3.44	$3.48
15%	FAD per share(1)	$3.10	$3.14	$3.18
30%	Tenant quality(2)	Less than 2%	Less than 1.5%	Less than 1%
40%	Subjective(3)

(1)
The Adjusted FFO per share and Funds available for distribution (“FAD”) performance goals were subject to adjustment to reflect the pro forma impact of changes to the Company’s capital structure that were not contemplated in the annual budget approved by the Board of Directors in January 2017. Adjusted FFO and FAD are non-GAAP financial measures. No such adjustments were made for 2017.

(2)
2017 uncollected rents as a percentage of 2017 gross revenues.

(3)
Determination of the Committee, including among other things, factors such as the subjective evaluation of individual performance (i) by the CEO of his direct reports and (ii) by the Board of Directors of the CEO.

(4)
As to any performance goal except the subjective performance goal, if the level of achievement of the relevant performance goal was between threshold and target or between target and high, then the portion of the bonus earned with respect to that performance goal would have been based on linear interpolation.

FFO, Adjusted FFO and FAD are non-GAAP financial measures. The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

Depreciation adjustments are made because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income. A reconciliation of FFO, Adjusted FFO and FAD to the most comparable GAAP measure is fully set forth the Company’s earnings release included as Exhibit 99.1 to the Form 8-K furnished on February 13, 2018.
Performance Results for 2017 Annual Cash Incentive Program
For 2017, Adjusted FFO per share was $3.30 (rounded to the closest one cent), FAD per share was $3.00 (rounded to the closest one cent) and tenant quality (uncollected rents as a percentage of gross revenues) for 2017 was 7.74%, none of which reached the threshold level of performance under the 2017 annual cash bonus program.
2017 Annual Cash Incentive Objective Performance Results
Metric	Threshold	Actual	Result
Adjusted FFO/share	$3.40	$3.30	No payout
FAD/share	$3.10	$3.00	No payout
Tenant quality	Less than 2%	7.74%	No payout
In connection with determining the level of subjective bonuses earned with respect to 2017 performance, the Chief Executive Officer provided the Committee with an assessment of each executive officer’s performance in 2017 and contribution to the Company. The principal factors noted in the assessment of the executive officers’ 2017 performance included the achievements noted under the heading “— 2017 Performance Results.”
From an overall operational point of view, the Committee believed that in 2017 management performed well in a challenging environment involving high levels of industry stress and difficult market conditions. The Committee, after consultation with the Chief Executive Officer except as to his own compensation, determined to award each executive officer the subjective portion of his bonus for 2017 at the high performance level in view of the key accomplishments noted in the bullets on page 29 above.

Accordingly, the Committee approved the following cash bonuses relating to 2017 performance:
	Total Cash Bonus Paid for 2017
	C. Taylor Pickett	Daniel J. Booth	Steven J. Insoft	Robert O. Stephenson	Michael D. Ritz
Adjusted FFO/share (15%)	$0	$0	$0	$0	$0
FAD/share (15%)	0	0	0	0	0
Tenant Quality (30%)	0	0	0	0	0
Individual/Subjective Measures (40%)	612,000	197,880	193,800	189,720	130,560
Total Cash Bonus Paid for 2017	$612,000	$197,880	$193,800	$189,720	$130,560
Compared to Opportunity at:
Threshold	$765,000	$247,350	$242,250	$237,150	$163,200
Target	$956,250	$371,025	$363,375	$355,725	$244,800
High	$1,530,000	$494,700	$484,500	$474,300	$326,400
Long-Term Equity Incentives for Three-Year Period commencing January 1, 2017
As discussed under the heading “Components of our Executive Compensation Program — Long-term Equity Incentives — Overview of Long-Term Equity Incentives,” the Committee granted an annual equity award to each executive officer for 2017 that is earned over a three-year period running from January 1, 2017. The grant is split based on the target value of the executive’s long-term incentive award opportunity, which is comprised 60% of performance-based units and 40% of restricted stock units (RSUs or time-based RSUs) that vest based on time in service over a three-year period. The performance-based units are comprised 50% of performance-based restricted stock units (based on target value) that are earned based on Relative TSR (PRSUs) and 50% of LTIP Units that are earned based on TSR. The following illustration visually depicts the construct of our 2017 annual long-term equity incentive program, which is further detailed below.
Time-based RSUs
The time-based RSU award is subject to three-year cliff vesting running from January 1, 2017 and is subject to the executive officer’s continued employment on the vesting date, except in the case of death, “disability,” termination by the Company without “cause,” or resignation for “good reason” (as those terms are defined in the award agreement, each a “Qualifying Termination”). If the Qualifying Termination is not in connection with a “Change in Control” (as defined in the award agreement), the executive officer will vest in one-third of the RSUs for each year or partial year of service performed during the three-year vesting period. If the Qualifying Termination occurs after, or within 60 days before, a Change in Control, vesting will be accelerated 100%. Dividend equivalents accrue on the RSUs and are paid currently on unvested and vested units. Vested RSUs are paid in Company common stock upon vesting.

Performance-Based Restricted Stock Units
The PSRUs are earned based on the Company’s TSR over the three-year performance period beginning January 1, 2017 relative to the FTSE NAREIT Equity Healthcare Index.
The Committee set the PRSU payout levels so that the aggregate long-term equity incentive opportunity, including time-based RSUs, would be 0.75x, 1.0x, and 1.5x at threshold, target, and high, respectively. The grant date fair value of the time-based RSUs is subtracted from the aggregate long-term equity incentive opportunity at each of the threshold, target and high levels to arrive at the performance-based long-term incentive opportunity and 50% of the grant date fair value of the performance-based long-term incentive opportunity at each performance level is represented by PRSUs, with the other 50% being represented by LTIP Units. If Relative TSR achievement falls below the threshold hurdles, no PRSU award will be earned. If Relative TSR performance falls between threshold and target or target and high achievement levels, the number of PSRUs earned will be determined by an interpolation formula. The starting and ending stock prices used in the achievement calculations are the November and December average closing price per share at the beginning and the end of the performance periods.
The number of shares earned under the PRSUs will be determined as of the last day of the performance period. 25% of the earned PRSUs vest on the last day of each calendar quarter in the year following the end of the three-year performance period, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a Change in Control. If the Qualifying Termination is not in connection with a Change in Control, vesting will be prorated based on days elapsed through the date of the Qualifying Termination or will be accelerated 100% if the Qualifying Termination occurs on or after the end of the three-year performance period. If a Change in Control occurs, the performance period will end on the date of the Change in Control. If the executive officer is employed on the date of the Change in Control or has a Qualifying Termination within 60 days before the Change in Control, the PRSUs will be earned and vested on the date of the Change in Control only to the extent that the TSR and Relative TSR performance goals are satisfied as of the date of the Change in Control.
The earned and vested PRSUs will be paid in Company common stock within ten (10) days following vesting or on the date of a Change in Control, if earlier.
Dividend equivalents accrue on PRSUs that are subsequently earned at the end of the performance period and are paid currently, before vesting.
LTIP Units
In 2017, the Committee granted “LTIP Units,” which are earned based on the Company’s TSR over the three-year performance period. LTIP Units are limited partnership units structured as profits interests of Omega OP. Pursuant to Omega OP’s partnership agreement, LTIP Units are convertible into OP Units, at the election of the holder, on a one-to-one basis, subject to conditions on minimum allocation to the capital accounts of the holders of LTIP Units for federal income tax purposes. Each OP Unit is redeemable at the election of the holder for cash equal to the then fair market value of one share of Omega common stock, subject to the Company’s election to exchange the OP Units tendered for redemption for shares of Omega common stock on a one-for-one basis, and further subject to adjustment as set forth in the partnership agreement. Omega OP was formed in 2015, and as a result, that was the first year that grant of LTIP Units was possible. The Committee granted TSR-based LTIP Units to the executive officers in lieu of

TSR-based PRSUs primarily because the LTIP Units could provide tax advantages to the executive officers as compared to PRSUs. Many REITs that have similar structures as Omega grant limited partnership interests in an operating partnership similar to LTIP Units in lieu of PRSUs.
The LTIP Units are subject to similar rules regarding how they are earned and vested as apply to PRSUs as discussed above, except that the performance goals are based solely on the Company achieving the levels of TSR over the three-year performance period as shown in the table below. The Committee set the LTIP Unit payout levels so that the aggregate long-term equity incentive opportunity, including time-based RSUs, would be 0.75x, 1.0x, and 1.5x at threshold, target, and high, respectively.
While the executive officers hold LTIP Units that are both unvested and unearned, they will receive distributions from Omega OP when a distribution is paid to holders of OP Units of an amount per LTIP Unit (the “Interim Distribution”), and a corresponding percentage allocation of net income and net loss under the partnership agreement of Omega OP, equal to (i) 10% of distributions and allocations in the ordinary course and (ii) 0% of distributions and allocations not in the ordinary course. Providing for initial minimal ordinary course distributions and allocations of 10% while the LTIP Units are unearned is an approach that has been used by other REITs to ensure that the units will satisfy the requirements under federal tax law to be treated as profits interests.
Additionally, after any LTIP Units become earned (but not necessarily vested), the executive officer will receive a distribution from Omega OP (and a corresponding allocation of net income and net loss per earned LTIP Unit) equal to the excess of: (i) the amount of distributions from Omega OP that would have been paid if the LTIP Unit had been an OP Unit on January 1 of the year of grant over (ii) the Interim Distribution per LTIP Unit. Thereafter, the executive officer will receive distributions and allocations of net income and net loss pursuant to the partnership agreement of Omega OP.
Performance Results for Long-Term Equity Incentives ending December 31, 2017
The performance measurement period for the 2015 LTIP Units and the 2015 PRSUs ended on December 31, 2017. The ending stock price for measuring TSR and Relative TSR for the 2015 LTIP Units was $27.47. This, together with dividends, represented TSR for the three-year period ending December 31, 2017 of approximately negative 3.4% (-3.4%), which was less than the 8% TSR level required for earning the award at the threshold level. In addition, the Company’s TSR of negative 3.4% (-3.4%) for the three-year period ending December 31, 2017 was more than 300 basis points (“bps”) lower than the TSR of the MSCI U.S. REIT Index for the same period. As a result, all of the 2015 LTIP Units and the 2015 PRSUs were forfeited as of December 31, 2017.
2015 – 2017 Performance-Based Long-Term Incentives
Forfeited as of December 31, 2017
Performance Tier	Relative TSR vs. MSCI U.S. REIT Index	TSR
Threshold	-300 bps	8.00%
Target	0 bps	10.00%
High	+300 bps	12.00%
Actual Performance	-942 bps	-3.40%	No Payout
Performance Results as of December 31, 2017 for Continuing Long-Term Equity Incentives
As of December 31, 2017, the performance measurement periods for the 2016 and 2017 performance-based long-term equity incentive awards were two-thirds and one-thirds complete, respectively.

The following charts reflect the performance as of December 31, 2017 for our executive officers as a group for both their 2016 and 2017 awards, but determined as if the performance measurement period had ended on December 31, 2017. The actual performance measurement periods will end December 31, 2018 for the 2016 awards and December 31, 2019 for the 2017 awards. Therefore, performance could change over the balance of the respective measurement periods.
2016 – 2018 Performance-Based Long-Term Incentives
Tracking as of December 31, 2017
Performance Tier	Relative TSR vs. NAREIT Health Care Index	TSR
Threshold	-250 bps	8.00%
Target	+50 bps	10.00%
High	+350 bps	12.00%
Current Performance	-1,017 bps	-2.20%	No Payout
2017 – 2019 Performance-Based Long-Term Incentives
Tracking as of December 31, 2017
Performance Tier	Relative TSR vs. NAREIT Health Care Index	TSR
Threshold	-300 bps	8.00%
Target	+50 bps	10.00%
High	+300 bps	12.00%
Current Performance	-632 bps	0.8%	No Payout
Summary of Performance Results as of December 31, 2017 for Long-Term Equity Incentives
While our TSR and Relative TSR for the one, two and three-year periods ending December 31, 2017 were well below our levels over the longer term, the actual and potential payouts as of December 31, 2017 for the performance-based long-term incentive compensation for our executive officers for those periods reflect the Compensation Committee’s strong pay-for-performance philosophy and rigorous goal setting.
Our Compensation Decisions for 2018
Consideration of Market Data
For 2018, the Committee updated the 2018 peer group based on analysis provided by FPL. Using similar criteria for selection as used for determining the 2017 peer group, the Committee made minimal changes to the 2017 peer group adding Healthcare Realty Trust and removing Care Capital Properties, Inc., which had been acquired in 2017.
FPL determined that median aggregate total compensation for the top five executive officers for the 2018 peer group had increased on average by 2% over the level for the prior year. Accordingly, the Committee decided to increase the base salary, bonus opportunity and long-term incentive opportunity of each of our five executive officers by 2% for 2018.
2018 Annual Base Salaries
The Committee established the following annual base salaries for 2018 for each of our executive officers:
Name	2017 Base Salary	2018 Base Salary	Increase
C. Taylor Pickett	$765,000	$780,300	2%
Daniel J. Booth	$494,700	$504,600	2%
Steven J. Insoft	$484,500	$494,200	2%
Robert O. Stephenson	$474,300	$483,800	2%
Michael D. Ritz	$326,400	$332,900	2%

2018 Annual Cash Incentive Opportunities
The annual cash bonus opportunities for 2018 as a percentage of annual base salary for each of the top five executive officers at the various performance levels remain the same as for 2017.
For 2018, the Committee established essentially similar annual cash bonus performance goals and weighting that it used to determine annual cash bonuses for 2017 performance, but the required dollar amounts of Adjusted FFO and FAD for 2018 were adjusted based on the Company’s operating budget for 2018 and the tenant quality performance goal for 2018 is expressed as rents in relation to budget instead of uncollected rents as a percentage of gross revenue.
Long-Term Equity Incentives for Three-Year Period commencing January 1, 2018
The Committee approved grants to the executive officers of long-term incentive compensation awards, effective January 1, 2018. For determining the amount of the 2018 grants, the Committee used a similar approach to that used for determining the amount of the 2017 grants, except that the long-term incentive opportunity of each of our five executive officers was increased by 2% for 2018. The material terms (other than amounts) of the 2018 grants of long-term incentive awards are substantially similar to the 2017 long-term incentive awards, except that the Committee increased the TSR performance goals for the 2018 LTIP Units based on the Company’s then current stock price and dividend yield as follows:
2018 Long-Term Incentive Awards Performance Goals
TSR-Based LTIP Units	Threshold	Target	High
TSR	12%	14%	18%
In contrast the required TSR levels for the 2015, 2016 and 2017 LTIP Units were as follows:
2015, 2016 and 2017 Long-Term Incentive Awards Performance Goals
TSR-Based LTIP Units	Threshold	Target	High
TSR	8%	10%	12%
Other Matters
Other Benefits
All employees may participate in our 401(k) Retirement Savings Plan (the “401(k) Plan”). We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax-efficient manner. Under the 401(k) Plan, employees are eligible to make contributions. We make an annual matching contribution of 100% of the amount that the employee contributes to the plan up to the first 6% of each employee’s annual compensation up to $270,000 (for 2017, indexed by the IRS for later years). We also provide competitive benefit packages to all full-time employees that includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits.
Tax Deductibility of Executive Compensation
Before January 1, 2018, Section 162(m) of the Internal Revenue Code disallowed a federal income tax deduction for compensation over $1 million to any of the named executive officers (other than the Chief Financial Officer) unless the compensation was performance-based and the performance goals were approved by our stockholders. Effective January 1, 2018, Section 162(m) was amended to disallow a federal income tax deduction for compensation over $1 million to any of the named executive officer, regardless of whether the compensation is performance-based. Under a transition rule, Section 162(m) as in effect before the amendment continues to apply to compensation payable to a binding written contract in effect on November 2, 2017 that is not materially modified. We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern the Committee’s compensation policy and practices.
Risks Associated with Compensation
We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Committee believes that the mix and design of the elements of our executive compensation program do not encourage management to assume excessive risks.
The Committee considered various factors that have the effect of mitigating risk and, with assistance of FPL, reviewed the elements of executive compensation to determine whether any portion of executive compensation encourages excessive risk taking. The Committee concluded that the following risk oversight and compensation design features guard against excessive risk-taking:
•
The Company adheres to effective processes for developing strategic and annual operating plans and approval of portfolio and capital investments;

•
The Company has strong internal financial controls;

•
Base salaries are consistent with each executive officer’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•
The determination of incentive awards is based on a review of a variety of performance indicators as well as, in the case of the annual cash bonus, a meaningful subjective assessment of personal performance, thus diversifying the risk associated with any single indicator of performance;

•
The design of our long-term compensation program rewards executive officers for driving sustainable growth for stockholders over three-year performance periods;

•
The vesting periods for equity compensation awards encourage executive officers to focus on maintaining dividends and stock price appreciation; and

•
The mix between fixed and variable, annual and long-term and cash and equity compensation is designed to encourage balanced strategies and actions that are in the Company’s long-term best interests.

Compensation Committee Report
The following is a report by the Compensation Committee regarding our executive officer compensation program.
The Compensation Committee has reviewed and discussed with management the disclosure set forth under the heading “Compensation Discussion and Analysis” above and, based on such review and discussion, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
Compensation Committee of the Board of Directors
Edward Lowenthal, Chairman
Barbara Hill
Stephen D. Plavin

EXECUTIVE COMPENSATION TABLES AND RELATED INFORMATION
The following tables provide information relating to the compensation of our “named executive officers” for the last three fiscal years. Our named executive officers for 2017 are our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers.
Summary Compensation Table
Name and Principal Position (A)	Year (B)	Salary ($) (C)	Bonus ($)(1) (D)	Stock Awards ($)(2) (E)	Option Awards ($) (F)	Non-Equity Incentive Plan Compensation ($)(3) (G)	All Other Compensation ($)(4) (I)	Total ($) (J)
C. Taylor Pickett Chief Executive Officer	2017	765,000	612,000	4,590,044	—	—	16,200	5,983,244
	2016	750,000	360,000	4,500,019	—	1,050,000	35,567	6,695,586
	2015	750,000	337,500	4,148,701	—	787,500	41,476	6,065,177
Daniel J. Booth Chief Operating Officer	2017	494,700	197,880	2,448,025	—	—	16,200	3,156,805
	2016	485,000	145,500	2,400,005	—	339,500	26,389	3,396,394
	2015	470,000	141,000	2,247,608	—	329,000	29,931	3,217,539
Steven J. Insoft Chief Corporate Development Officer	2017	484,500	193,800	2,295,024	—	—	16,200	2,989,524
	2016	475,000	142,500	2,250,009	—	332,500	25,733	3,225,742
	2015	460,000	138,000	2,145,419	—	322,000	15,900	3,081,319
Robert O. Stephenson Chief Financial Officer	2017	474,300	189,720	2,142,039	—	—	16,200	2,822,259
	2016	465,000	139,500	2,100,006	—	325,500	25,078	3,055,084
	2015	450,000	135,000	1,991,142	—	315,000	28,279	2,919,421
Michael D. Ritz Chief Accounting Officer	2017	326,400	130,560	765,022	—	—	16,200	1,238,182
	2016	320,000	76,800	750,004	—	179,200	19,178	1,345,182
	2015	300,000	72,000	494,318	—	168,000	18,550	1,052,868

(1)
Bonuses are reported in the year earned, whether or not paid before year end. Reflects the subjective component of annual cash bonus program payments, for 2017 described under “Compensation Discussion and Analysis — Our Compensation Decisions and Results for 2017 — 2017 Annual Cash Incentive Opportunities.”

(2)
Represents the fair value for accounting purposes as of the date of grant (excluding the effect of estimated forfeitures). The fair value of PRSUs and LTIP Units is based on the probable outcome of the performance conditions as of the grant date. For 2017, includes the grant date fair value of the RSUs, PRSUs and LTIP Units granted January 2017. For 2016, includes the grant date fair value of the RSUs, PRSUs and LTIP Units granted March 2016. For 2015, includes the grant date fair value of the RSUs, PRSUs and LTIP Units granted March and April 2015. See Note 17 — “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2017 for a detailed description of the assumptions that we used in determining the dollar amounts recognized for financial statement reporting purposes of the PRSUs and LTIP Units.

(3)
Bonuses are reported in the year earned, whether or not paid before year end. Represents the objective performance components (adjusted FFO per share, FAD per share and tenant quality for 2017; adjusted FFO per share and tenant quality for 2016 and 2015) of annual cash incentive program payments, described for 2017 under “Compensation Discussion and Analysis — Our Compensation Decisions and Results for 2017 — 2017 Annual Cash Incentive Opportunities.”

(4)
“All Other Compensation” reflects 401(k) matching contributions. The RSU awards accrue dividend equivalents from January 1 of the year of grant. The amount of the cash payments from such January 1 until the date of grant is included in “All Other Compensation.” In accordance with SEC rules, dividend equivalents associated with PRSUs are generally not included in “All Other Compensation” because those amounts were factored into the grant date fair values.

Grants of Plan Based Awards
The following table contains information relating to the plan based awards grants made in 2017 to our named executive officers and is intended to supplement the 2017 Summary Compensation Table above.
Name Grant Type	Date of Compensation Committee Action(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	High ($)	Threshold (#)	Target (#)	High (#)
C. Taylor Pickett:
Cash Bonus-Objective(3)	12/2016	1/1/2017	459,000	573,750	918,000
RSUs(4)	12/2016	1/1/2017							1,224,017
PRSUs(5)	12/2016	1/1/2017				23,508	42,691	93,502	1,683,030
LTIP Units(6)	12/2016	1/1/2017				38,141	67,166	133,395	1,682,997
Daniel J. Booth:
Cash Bonus-Objective(3)	12/2016	1/1/2017	148,410	222,615	296,820
RSUs(4)	12/2016	1/1/2017							652,803
PRSUs(5)	12/2016	1/1/2017				12,537	22,767	49,868	897,609
LTIP Units(6)	12/2016	1/1/2017				20,343	35,823	71,145	897,613
Steven J. Insoft:
Cash Bonus-Objective(3)	12/2016	1/1/2017	145,350	218,025	290,700
RSUs(4)	12/2016	1/1/2017							612,008
PRSUs(5)	12/2016	1/1/2017				11,753	21,343	46,751	841,498
LTIP Units(6)	12/2016	1/1/2017				19,071	33,584	66,699	841,518
Robert O. Stephenson:			142,290	213,435	284,580
Cash Bonus-Objective(3)	12/2016	1/1/2017
RSUs(4)	12/2016	1/1/2017							571,214
PRSUs(5)	12/2016	1/1/2017				10,971	19,922	43,634	785,409
LTIP Units(6)	12/2016	1/1/2017				17,801	31,346	62,252	785,416
Michael D. Ritz:			97,920	146,880	195,840
Cash Bonus-Objective(3)	12/2016	1/1/2017
RSUs(4)	12/2016	1/1/2017							204,003
PRSUs(5)	12/2016	1/1/2017				3,918	7,114	15,583	280,489
LTIP Units(6)	12/2016	1/1/2017				6,358	11,195	22,235	280,531

(1)
The Compensation Committee approved the January 1, 2017 awards through a series of discussions and email correspondence in late December 2016, and ratified such approval effective as of January 1, 2017 by written consent dated January 9, 2017.

(2)
Represents the fair value as of the applicable grant date. See the Option Exercises and Stock Vested table below for information regarding amounts earned with respect to awards vesting in 2017.

(3)
Reflects the range of bonus payments that were possible as of the grant date under the objective metric components of our annual cash incentive program for 2017. Based on actual performance, no bonus payments were made under the objective metric components for 2017. For more information regarding annual bonus opportunities including the subjective component, see “Compensation Discussion and Analysis — Our Compensation Decisions and Results for 2017 — 2017 Annual Cash Incentive Opportunities.”

(4)
RSUs subject to three-year cliff vesting on December 31 2019 subject to continued employment on the vesting date except in the case of a Qualifying Termination not in connection with a change in control, in which case one-third of the RSUs vest for each year or partial year worked in the three-year period, or in connection with a change in control, in which case the RSUs fully vest. Dividend equivalents accrue on the RSUs and will be paid currently on unvested and vested units. See “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2017 — , Time-based RSUs.”

(5)
Reflects the range of shares that may be earned by each executive officer, based on the level of performance over the performance period. The actual number of PRSUs earned is based on performance for the periods ending December 31, 2019. For each performance period, the number of shares that will be earned depends on the level of Relative TSR. Vesting occurs in four equal quarterly installments in 2020, subject to continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination is not in connection with a change in control, vesting will be prorated based on days elapsed through the date of the Qualifying Termination. The performance period will end on the date of a change in control. If the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of Relative TSR as of the date of the change in control, all, a portion or none of the PRSUs will be earned and vested on the date of the change in control. Dividend equivalents accrue on PRSUs that subsequently vest. Accrued dividend equivalents are only payable if and to the extent of vesting of the PRSUs. See “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2017 — Performance-Based Restricted Stock Units.”
(6)
Reflects the range of LTIP Units that may be earned by each executive officer, based on the level of performance over the performance period. The actual number of LTIP Units earned is based on performance for the periods ending December 31, 2019. For each performance period, the number of LTIP Units that will be earned depends on the level of TSR. Vesting occurs in four equal quarterly installments in 2020, subject to continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination is not in connection with a change in control, vesting will be prorated based on days elapsed through the date of the Qualifying Termination. The performance period will end on the date of a change in control. If the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of TSR as of the date of the change in control, all, a portion or none of the LTIP Units will be earned and vested on the date of the change in control. Each unvested and unearned LTIP Unit entitles the holder to receive distributions equal to (i) 10% of the regular periodic distributions per OP Unit paid by Omega OP to OP Unit holders and a corresponding percentage allocation of Net Income and Net Loss attributable to the regular periodic distributions per OP Unit and (ii) 0% of the special distributions and other distributions not made in the ordinary course per OP Unit paid by Omega OP to OP Unit holders and a corresponding 0% allocation of Net Income and Net Loss attributable to the special distributions and other distributions per OP Unit not made in the ordinary course. Each Earned LTIP Unit entitles the holder to receive a distribution (and a corresponding allocation of Net Income and Net Loss per Earned LTIP Unit) equal to the excess of: (i) the amount of distributions from Omega OP that would have been paid per LTIP Unit if the LTIP Unit had been an OP Unit on January 1, 2017 over (ii) the Interim Distribution per LTIP Unit. In addition, each earned LTIP Unit entitles the holder to receive distributions and allocations of Net Income and Net Loss that accrues following the date that the LTIP Units become an Earned LTIP Unit pursuant to the partnership agreement of Omega OP determined without regard to the adjustments described above. See “Compensation Discussion and Analysis, Components of our Executive Compensation Program — Long-Term Equity Incentives for Three-Year Period commencing January 1, 2017 — LTIP Units.”

Outstanding Equity Awards at Fiscal Year End
The following sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2017. Since the information is set forth as of December 31, 2017, it does not include equity awards that vested or forfeited as of December 31, 2017 or awards granted in 2018. There are no options outstanding.
Name		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
C. Taylor Pickett	2016-2018 LTIP Units(2)	—	—	35,497	1,134,129
	2016-2018 Relative PRSUs(3)	—	—	24,385	791,049
	2016-2018 RSUs(4)	34,503	950,213	—	—
	2017-2019 LTIP Units(5)	—	—	38,141	1,137,594
	2017-2019 Relative PRSUs(6)	—	—	23,508	707,121
	2017-2019 RSUs(7)	39,156	1,078,356	—	—
Daniel J. Booth	2016-2018 LTIP Units(2)	—	—	18,933	604,909
	2016-2018 Relative PRSUs(3)	—	—	13,005	421,882
	2016-2018 RSUs(4)	18,401	506,764	—	—
	2017-2019 LTIP Units(5)	—	—	20,343	606,750
	2017-2019 Relative PRSUs(6)	—	—	12,537	377,113
	2017-2019 RSUs(7)	20,883	575,118	—	—

Name		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Steven J. Insoft	2016-2018 LTIP Units(2)	—	—	17,749	567,081
	2016-2018 Relative PRSUs(3)	—	—	12,192	395,508
	2016-2018 RSUs(4)	17,251	475,093	—	—
	2017-2019 LTIP Units(5)	—	—	19,071	568,812
	2017-2019 Relative PRSUs(6)	—	—	11,753	353,530
	2017-2019 RSUs(7)	19,578	539,178	—	—
Robert O. Stephenson	2016-2018 LTIP Units(2)	—	—	16,567	529,316
	2016-2018 Relative PRSUs(3)	—	—	11,380	369,167
	2016-2018 RSUs(4)	16,101	443,422	—	—
	2017-2019 LTIP Units(5)	—	—	17,801	530,933
	2017-2019 Relative PRSUs(6)	—	—	10,971	330,008
	2017-2019 RSUs(7)	18,273	503,238	—	—
Michael D. Ritz	2016-2018 LTIP Units(2)	—	—	5,917	189,048
	2016-2018 Relative PRSUs(3)	—	—	4,064	131,836
	2016-2018 RSUs(4)	5,750	158,355	—	—
	2017-2019 LTIP Units(5)	—	—	6,358	189,634
	2017-2019 Relative PRSUs(6)	—	—	3,918	117,853
	2017-2019 RSUs(7)	6,526	179,726	—	—

(1)
Based on closing price of our common stock as of December 31, 2017. Includes value of dividend equivalent rights accrued with respect to LTIP Units and PRSUs.

(2)
Represents annual LTIP Units granted as of March 2016 for the three-year performance period ending December 31, 2018 indicated at the threshold performance level. The number of LTIP Units that will be earned for the performance period will depend on the level of TSR achieved over the applicable performance period. The earned LTIP Units vest quarterly in the year following the last day of the performance period, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination is not in connection with a change in control, vesting will be prorated based on days elapsed through the date of the Qualifying Termination. The performance period will end on the date of a change in control. If the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of TSR as of the date of the change in control, all, a portion or none of the LTIP Units will be earned and vested on the date of the change in control.

(3)
Represents annual PRSUs granted as of March 2016 for the three-year performance period ending December 31, 2018 indicated at the threshold performance level. The number of PRSUs that will be earned for the performance period will depend on the level of Relative TSR achieved over the applicable performance period. The earned PRSUs vest in four quarterly installments in the year following the last day of the performance period, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination is not in connection with a change in control, vesting will be prorated based on days elapsed through the date of the Qualifying Termination. The performance period will end on the date of a change in control. If the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of Relative TSR as of the date of the change in control, all, a portion or none of the PRSUs will be earned and vested on the date of the change in control.

(4)
Represents time-based RSUs granted as of March 2016. Each RSU award vests on December 31, 2018 and will be subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination. Dividend equivalents accrue on the RSU awards and will be paid currently on unvested and vested units.

(5)
Represents annual LTIP Units granted as of January 2017 for the three-year performance period ending December 31, 2019 indicated at the threshold performance level. The number of LTIP Units that will be earned for the performance period will depend on the level of TSR achieved over the applicable performance period. The earned LTIP Units vest quarterly in the year following the last day of the performance period, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination is not in connection with a change in control, vesting will be prorated based on days elapsed through the date of the Qualifying Termination. The performance period will end on the date of a change in control. If the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of TSR as of the date of the change in control, all, a portion or none of the LTIP Units will be earned and vested on the date of the change in control.

(6)
Represents annual PRSUs granted as of January 2017 for the three-year performance period ending December 31, 2019 indicated at the threshold performance level. The number of PRSUs that will be earned for the performance period will depend on the level of Relative TSR achieved over the applicable performance period. The earned PRSUs vest in four quarterly installments in the year following the last day of the performance period, subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination or a change in control. If the Qualifying Termination is not in connection with a change in control, vesting will be prorated based on days elapsed through the date of the Qualifying Termination. The performance period will end on the date of a change in control. If the executive officer is employed on the date of the change in control or has a Qualifying Termination within 60 days before the change in control, depending on the level of Relative TSR as of the date of the change in control, all, a portion or none of the PRSUs will be earned and vested on the date of the change in control.

(7)
Represents time-based RSUs granted as of January 2017. Each RSU award vests on December 31, 2019 and will be subject to the executive officer’s continued employment on the vesting date, except in the case of a Qualifying Termination. Dividend equivalents accrue on the RSU awards and will be paid currently on unvested and vested units.

The table above reflects PRSUs that remain subject to performance conditions at the threshold performance level. Actual performance may vary materially.
Option Exercises and Stock Vested for 2017
The following table sets forth information regarding the vesting of stock awards for our named executive officers in 2017. The awards that vested in 2017 consist of time-based RSUs that vested on December 31, 2017.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
C. Taylor Pickett(2)	—	—	48,256	1,328,970
Daniel J. Booth(2)	—	—	26,473	729,066
Steven J. Insoft(2)	—	—	24,914	686,132
Robert O. Stephenson(2)	—	—	23,356	643,224
Michael D. Ritz(2)	—	—	5,000	137,700

(1)
Represents the vesting of the above noted awards in 2017, whether or not the underlying shares were issued before year end.

(2)
The value realized was based on the closing price of our stock as of December 31, 2017.

Nonqualified Deferred Compensation
Our Deferred Stock Plan enables our directors and executive officers to defer receipt of our common stock issuable upon the vesting of equity awards, subject to the terms of the plan and agreements approved by the Compensation Committee for such purpose. This plan is intended to permit our directors and officers to delay the timing of taxation of equity awards that they have earned to satisfy their tax planning goals and thereby assist in the retention of directors and officers. The terms and conditions will be reflected in a deferral agreement approved by the Compensation Committee. If a participant makes a deferral election, the deferred shares will not be issued when vested but rather at a later date or event specified in the deferral agreement.
Unless otherwise determined by the Compensation Committee, all common stock that is deferred will accrue dividend equivalents. Under the terms of the Deferred Stock Plan, the Compensation Committee may provide in the applicable agreement that dividend equivalents will be deferred along with the common stock or may give the participant the right to elect to receive the dividend equivalents currently or defer them. If a participant makes a deferral election, the dividend equivalents will be deferred until the date or event specified in the participant’s agreement. Under the terms of the plan, the Compensation Committee may allow a participant to elect, or may require, that deferred dividend equivalents will be converted into common stock under a conversion formula or instead that the dividend equivalents will not be converted but the amount will be increased by an interest rate specified by the Compensation Committee. Under the existing deferral agreements, the Committee has provided that a participant may elect when making a deferral election (a) to convert dividend equivalents into the right to receive additional shares of common stock based on the trading price of common stock on the date that dividends are paid and have the additional shares issued when the deferred stock is issued, (b) to accrue interest on a quarterly basis on dividend equivalents at the Company’s average borrowing rate for the previous quarter and have the interest paid in cash when the deferred common stock is issued, or (c) to have dividend equivalents paid in cash currently when they are earned.
Messrs. Pickett and Ritz elected to defer receipt of the common stock issuable upon vesting of the 2013 transition PRSUs pursuant to the Deferred Stock Plan. No other named executive officer had a deferred compensation balance at December 31, 2017. The following table shows nonqualified deferred compensation activity for our named executive officers in 2017.
Nonqualified Deferred Compensation Activity 2017
Name	Executive Contributions in last Fiscal Year ($)	Company Contributions in last Fiscal Year ($)	Aggregate Earnings (Loss) in last Fiscal Year ($)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)(1)
C. Taylor Pickett	—	—	(1,113,136)	—	8,240,794
Daniel J. Booth	—	—	—	—	—
Steven J. Insoft	—	—	—	—	—
Robert O. Stephenson	—	—	—	—	—
Michael D. Ritz	—	—	(41,631)	(207,982)	373,307

(1)
Based on closing price of our common stock as of December 31, 2017, Mr. Pickett has deferred 299,230 shares and Mr. Ritz has deferred 13,555 shares.

Employment Agreements
We entered into employment agreements with each of our executive officers, dated as of March 31, 2015 (April 1, 2015 in the case of Mr. Insoft). Pursuant to amendments effective January 1, 2018, the term of each of the employment agreement for the Company’s five executive officers was extended to expire December 31, 2020 (from December 31, 2019, pursuant to amendments effective January 9, 2017).
Each employment agreement specifies the executive officer’s title and his current base salary, which may not be decreased during the term of the employment agreement. For a discussion of current base salaries, see “2018 Annual Base Salaries.” Each employment agreement provides that the executive officer will be eligible to earn an annual bonus of specified percentages of annual base salary for threshold, target and high performance, respectively. For a discussion of actual bonus arrangements for 2017 and 2018, see “Compensation Discussion and Analysis — Our Compensation Decisions and Results for 2017 and — Our Compensation Decisions for 2018.”

If during the term of the employment agreement we terminate the executive officer’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to a specified multiple of the sum of his then current annual base salary plus his average annual bonus over the last three completed fiscal years. The multiples are as follows:
Name	Multiple
C Taylor Pickett	3 times
Daniel J. Booth	2 times
Steven J. Insoft	1.75 times
Robert O. Stephenson	1.5 times
Michael D. Ritz	1 times
The severance amount will be paid in installments over a severance period that is a specified number of months that is 12 times the specified multiple above following his termination. If any payments would be subject to the excise tax associated with parachute payments in connection with a change in control, the severance payments (and any other payments or benefits) under any other agreements will be reduced to the maximum amount that can be paid without incurring an excise tax, but only if that would result in the executive officer retaining a larger after-tax amount. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of the executive officer’s employment to more than 50 miles away (20 miles away in the case of Mr. Insoft) without his consent.
The executive officer is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.
The executive officer is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for a specified period equivalent to the severance period thereafter (regardless of whether severance is payable), the executive officer is obligated not to provide managerial services or management consulting services to a “competing business” within the states and countries in which the Company does business. Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement, long-term care or healthcare-related real estate. In addition, during the period of employment and for a specified period equivalent to the severance period thereafter, the executive officer agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. However, if the executive officer remains employed by us through the date the term of the employment agreement expires, December 31, 2020, the noncompetition and non-solicitation provisions also expire on that date.
Potential Payments Upon Termination or Change in Control
The table below illustrates the incremental or accelerated compensation that would have been payable in the event of the events identified below, as if they had occurred as of December 31, 2017. For equity awards, the amounts in the table below reflect the fair market value of the stock that would be issuable as a result of the acceleration of the vesting of equity awards in connection with the events identified, based on the $27.54 per share closing price of our common stock at December 29, 2017.
The occurrence of a change of control does not increase severance benefits or bonus payments that would otherwise be payable. However, for RSUs granted in 2016 and thereafter, vesting is accelerated 100% upon a Qualifying Termination that occurs after, or within 60 days before, a change in control. In addition, for PRSUs and LTIP units granted in 2016 and thereafter, vesting is accelerated upon a change in control but only as to those PRSUs and LTIP Units actually earned based on performance through the date of the change in control. For a description of the vesting of RSUs, PRSUs and LTIP Units, see “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Equity Incentive Awards.”

The term “Qualifying Termination” refers to death, disability, termination without “cause”, or resignation for “good reason.” For a description of circumstances constituting “cause” and “good reason” and related information, see the discussion under the heading “— Employment Agreements.”
Potential Payments: Triggering Event as of December 31, 2017
	Involuntary Without Cause or Voluntary for Good Reason ($)	Death ($)	Disability ($)	Change in Control Without Termination ($)	Involuntary Without Cause or Voluntary for Good Reason Upon a Change in Control ($)
C. Taylor Pickett:
Severance	5,442,000	—	—	—	5,442,000
Bonus	—	612,000	—	—	—
Accelerated Vesting of Equity Awards:
2016-2018 PRSUs(1)	—	—	—	—	—
2016-2018 LTIP Units(1)	—	—	—	—	—
2016 RSUs(2)	633,475	633,475	633,475	—	950,213
2017-2019 PRSUs(1)	—	—	—	—	—
2017-2019 LTIP Units(1)	—	—	—	—	—
2017 RSUs(2)	359,452	359,452	359,452		1,078,356
Total Value:	6,434,927	1,604,927	992,927	—	7,470,569
Daniel J. Booth:
Severance	1,757,987	—	—	—	1,757,987
Bonus	—	197,880	—	—	—
Accelerated Vesting of Equity Awards:
2016-2018 PRSUs(1)	—	—	—	—	—
2016-2018 LTIP Units(1)	—	—	—	—	—
2016 RSUs(2)	337,842	337,842	337,842	—	506,764
2017-2019 PRSUs(1)	—	—	—	—	—
2017-2019 LTIP Units(1)	—	—	—	—	—
2017 RSUs(2)	191,706	191,706	191,706	—	575,118
Total Value:	2,287,535	727,428	529,548	—	2,839,869
Steven J. Insoft
Severance	1,506,342	—	—	—	1,506,342
Bonus	—	193,800	—	—	—
Accelerated Vesting of Equity Awards:
2016-2018 PRSUs(1)	—	—	—	—	—
2016-2018 LTIP Units(1)	—	—	—	—	—
2016 RSUs(2)	316,728	316,728	316,728	—	475,093
2017-2019 PRSUs(1)	—	—	—	—	—
2017-2019 LTIP Units(1)	—	—	—	—	—
2017 RSUs(2)	179,726	179,726	179,726	—	539,178
Total Value:	2,002,796	690,254	496,454	—	2,520,613

	Involuntary Without Cause or Voluntary for Good Reason ($)	Death ($)	Disability ($)	Change in Control Without Termination ($)	Involuntary Without Cause or Voluntary for Good Reason Upon a Change in Control ($)
Robert O. Stephenson:
Severance	1,263,810	—	—	—	1,263,810
Bonus	—	189,720	—	—	—
Accelerated Vesting of Equity Awards:
2016-2018 PRSUs(1)	—	—	—	—	—
2016-2018 LTIP Units(1)	—	—	—	—	—
2016 RSUs(2)	295,614	295,614	295,614	—	443,422
2017-2019 PRSUs(1)	—	—	—	—	—
2017-2019 LTIP Units(1)	—	—	—	—	—
2017 RSUs(2)	167,746	167,746	167,746	—	503,238
Total Value:	1,727,170	653,080	463,360	—	2,210,470
Michael D. Ritz:
Severance	535,253	—	—	—	535,253
Bonus	—	130,560	—	—	—
Accelerated Vesting of Equity Awards:
2016-2018 PRSUs(1)	—	—	—	—	—
2016-2018 LTIP Units(1)	—	—	—	—	—
2016 RSUs(2)	105,570	105,570	105,570	—	158,355
2017-2019 PRSUs(1)	—	—	—	—	—
2017-2019 LTIP Units(1)	—	—	—	—	—
2017 RSUs(2)	59,909	59,909	59,909	—	179,726
Total Value:	700,732	296.039	165,479	—	873,334

(1)
In the event of a Qualifying Termination that is not in connection with a change in control, PRSUs and LTIP Units that are actually earned based on performance determined as of the end of the full performance period would vest pro rata based on days elapsed through the date of termination. Although performance is not determinable until the end of the performance period in the case of a Qualifying Termination that is not in connection with a change in control, for purposes of this table we have assumed in such case that performance for the full period would be the same as actual performance through the end of the last fiscal year. In the event of a change in control, the performance period ends. If the executive is employed on the date of the change in control or had a Qualifying Termination within 60 days before the date of the change in control, the annual PRSUs and LTIP Units granted as of March 2016 and the annual PRSUs and LTIP Units granted as of January 2017 would vest based on actual performance through the date of the change in control as follows. Assuming that the sale price per share of common stock in a hypothetical change in control on December 31, 2017 were equal to the closing price per share on December 31, 2017, the PRSUs and LTIP units would not vest.

(2)
If a Qualifying Termination occurred at December 31, 2017 and that was more than 60 days before a change in control, two-thirds of the annual RSU award granted in 2016 would vest and one-third of the annual RSU award granted in 2017 would vest.

Chief Executive Officer Pay Ratio Disclosure
We are required by SEC rules to disclose the ratio of the total 2017 compensation of our CEO, C. Taylor Pickett, to the total compensation for 2017 of our median employee. We selected our median employee based on our December 31, 2017 employee base. We identified our median employee based on compensation reported on Form W-2 for our 2017 employees other than the CEO. We annualized the compensation reported on Form W-2 for one employee who joined the Company in October 2017. Mr. Pickett’s total compensation for 2017 as reported in the Summary Compensation table above was $5,983,244 and the median employee’s total compensation for 2017 calculated on the same basis was $127,558. The ratio of Mr. Pickett’s total compensation to the total compensation of our median employee for 2017 is 46.9 to 1.

Compensation of Directors
In 2016, the Compensation Committee retained FPL to review the compensation program for non-employee directors. Based on advice from FPL, the Compensation Committee recommended and the Board approved the following compensation program for non-employee directors beginning as of the date of the annual meeting in 2017:
•
annual cash retainer of  $50,000 payable in quarterly installments of  $12,500 on or about August 15, November 15, February 15 and May 15; provided, however, that each Director may elect each year to receive the retainer in common stock to be included in the annual stock grant described below;

•
annual grant as of the date of the annual meeting of a number of shares of restricted common stock determined by dividing $150,000 by the fair market value per share of common stock on the date of grant, vesting based on the director’s continuing service until the date of the next succeeding annual meeting of stockholders (subject to 100% acceleration upon death, disability, change of control or any other event that in the discretion of the Committee is deemed to be an appropriate basis for acceleration);

•
Board Chair: $85,000 annual payment (increased to $120,000 effective January 1, 2018, but prorated by 50% for the period from January 1, 2018 to the date of the annual meeting in 2018), of which 50% will be added to, and treated as part of, the annual stock grant;

•
Additional annual cash payments for committee service:

Committee	Chair	Member
Audit Committee	$20,000	$7,500
Compensation Committee	$16,500	$7,500
Nominating and Corporate Governance Committee	$15,000	$4,500
Investment Committee	$15,000	$4,500
•
$1,500 per meeting for attendance at each meeting of the Board of Directors or committee of the Board of Directors in excess of the following number of meetings during the year of a director’s term:

Board/Committee	Number of Meetings
Board of Directors	8
Audit Committee	5
Compensation Committee	3
Nominating and Corporate Governance Committee	3
Investment Committee	3

In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors. Employee directors receive no compensation for service as directors.
The table below sets forth the compensation paid to our non-employee directors for 2017:
2017 Non-Employee Director Compensation
Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
Craig M. Bernfield	75,250	174,999	—	250,249
Norman R. Bobins	27,750	224,998	—	252,748
Craig R. Callen	102,750	217,503	—	320,253
Barbara B. Hill	32,250	224,998	—	257,248
Harold J. Kloosterman(3)	35,750	25,001	—	60,751
Bernard J. Korman	64,000	224,998	—	288,998
Edward Lowenthal	100,750	174,999	—	275,749
Ben W. Perks	89,000	174,999	—	263,999
Stephen D. Plavin	96,750	174,999	—	271,749

(1)
Ms. Hill and Messrs. Bobins and Korman elected to receive their $50,000 annual retainer included in their annual stock grant on the date of the 2017 Annual Meeting.. For directors electing to receive their annual retainer in cash, “Fees earned or paid in cash includes the quarterly installments eared or paid in 2017.

(2)
Represents the fair value dollar amount on the grant date of the stock grants set forth in the table below.

(3)
Mr. Kloosterman retired from the Board of Directors effective June 8, 2017, the date of the 2017 Annual Meeting.

Name	Grant Date	Shares Awarded(1)	Grant Date Fair Value ($)
Craig M. Bernfield	2/16/2017	401	12,507
	5/16/2017	376	12,494
	6/8/2017	4,803	149,998
Norman R. Bobins	2/16/2017	401	12,507
	5/16/2017	376	12,494
	6/8/2017	6,404	199,997
Craig R. Callen	2/16/2017	401(2)	12,507
	5/16/2017	376(2)	12,494
	6/8/2017	6,164(2)	192,502
Barbara B. Hill	2/16/2017	401	12,507
	5/16/2017	376	12,494
	6/8/2017	6,404	199,997
Harold J. Kloosterman(3)	2/16/2017	401(2)	12,507
	5/16/2017	376(2)	12,494
Bernard J. Korman	2/16/2017	401	12,507
	5/16/2017	376	12,494
	6/8/2017	6,404(2)	199,997
Edward Lowenthal	2/16/2017	401(2)	12,507
	5/16/2017	376(2)	12,494
	6/8/2017	4,803	149,998

Name	Grant Date	Shares Awarded(1)	Grant Date Fair Value ($)
Ben W. Perks	2/16/2017	401	12,507
	5/16/2017	376	12,494
	6/8/2017	4,803	149,998
Stephen D. Plavin	2/16/2017	401	12,507
	5/16/2017	376	12,494
	6/8/2017	4,803	149,998

(1)
The total number of unvested shares of restricted stock held by each of our non-employee directors as of December 31, 2017 was: Mr. Korman: 9,903; Mr. Callen: 9,164; Ms. Hill and Mr. Bobins: 9,404 each; and Messrs. Lowenthal, Plavin, Bernfield and Perks: 7,803 each.

(2)
All of the shares awarded to Mr. Callen and Mr. Kloosterman and a portion of the shares awarded to Mr. Korman and Mr. Lowenthal in 2017 were deferred pursuant to the Deferred Stock Plan described under “— Nonqualified Deferred Compensation.”

(3)
Mr. Kloosterman retired from the Board of Directors effective June 8, 2017, the date of the 2017 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation
Barbara B. Hill, Bernard J. Korman, Edward Lowenthal and Stephen D. Plavin were members of the Compensation Committee for the year ended December 31, 2017, and during such period, there were no Compensation Committee interlocks or insider participation in compensation decisions.
STOCKHOLDER PROPOSALS
January 1, 2019 is the date by which proposals of stockholders intended to be presented at the 2019 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 of the Exchange Act. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.
If a stockholder wishes to present a proposal at our annual meeting (outside of Rule 14a-8) or to nominate one or more directors, the stockholder must give timely advance written notice to us prior to the deadline for such meeting determined in accordance with our Bylaws, which were attached as Exhibit 3.1 to our Form 8-K filed with the SEC on June 9, 2017 (our “Bylaws”). In general, our Bylaws provide such notice should be addressed to our Secretary and be received at our principal executive office no fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. For purposes of our 2019 Annual Meeting of Stockholders, such notice must be received not later than March 10, 2019 nor earlier than February 8, 2019. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2019 Annual Meeting.
Our Bylaws set out specific requirements that such stockholders and written notices must satisfy. Any stockholder filing a written notice of nomination for director must describe various matters regarding the nominee and the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any. Any stockholder filing a notice to bring other business before a stockholder meeting must include in such notice the same type of information as well as, among other things, the text of the proposal or business and the text of the proposal or business and the reasons therefor, and other specified matters.

EXPENSES OF SOLICITATION
The total cost of this solicitation will be borne by us. In addition to use of the mails, proxies may be solicited by our directors, officers and regular employees of our Company personally and by telephone or facsimile. We may reimburse persons holding shares in their own names or in the names of the nominees for expenses such persons incur in obtaining instructions from beneficial owners of such shares.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.
Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements under Section 16(a) during the year ended December 31, 2017, except as follows. Due to an administrative oversight, the Form 4 filings to report the following transactions were not filed on a timely basis: (i) the restricted stock units granted as of January 1, 2017 to each of Messrs. Pickett, Booth, Insoft, Ritz and Stephenson, and (ii) the issuance of common stock to Mr. Ritz as of February 28, 2017 upon the expiration of the deferral period previously elected by Mr. Ritz under our Deferred Stock Plan with respect to certain previously vested equity awards.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials, with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials to the stockholders at that address. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Some brokers household proxy materials by delivering a single set to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or us that they or we will be householding proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a multiple copies of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Omega Healthcare Investors, Inc., 303 International Circle, Suite 200, Hunt Valley, MD 21030, or by calling our Investor Relations Department at 866-99-OMEGA.
OTHER MATTERS
The Board of Directors knows of no other business that may be validly presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.
C. Taylor Pickett
Chief Executive Officer
April 27, 2018
Hunt Valley, Maryland

Annex A

OMEGA HEALTHCARE INVESTORS, INC.
2018 STOCK INCENTIVE PLAN

OMEGA HEALTHCARE INVESTORS, INC.
2018 STOCK INCENTIVE PLAN
A-i

A-ii

Annex A
OMEGA HEALTHCARE INVESTORS, INC.
2018 STOCK INCENTIVE PLAN
ARTICLE 1. ESTABLISHMENT AND PURPOSE OF THE PLAN
1.1   Establishment. Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), previously established the Omega Healthcare Investors, Inc. 2013 Stock Incentive Plan maintained under an amended and restated plan document effective June 6, 2013 (the “Prior Plan”). The Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan (the “Plan”) is an amendment and restatement of the Prior Plan. The Plan will become effective June 8, 2018, the date of annual meeting of the Company’s stockholders (the “Effective Date”), subject to approval of the Plan by the Company’s stockholders.
1.2   Purpose of the Plan. The Plan is intended to (a) provide incentive to officers, employees, directors and consultants of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage Stock ownership by such officers, employees, directors and consultants by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining such officers, employees, directors, and consultants.
ARTICLE 2. DEFINITIONS
Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:
2.1   “Affiliate” means:
(a)   Any Subsidiary,
(b)   An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or
(c)   Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate,” as determined in the sole discretion of the Company.
2.2   “Award” means, individually and collectively, Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Stock Awards (including Performance Stock Awards), Restricted Stock Units (including Performance Restricted Stock Units), Performance Unit Awards, Dividend Equivalent Rights, Other Stock-Based Awards and Cash Awards.
2.3   “Award Agreement” means an agreement between the Company and a Participant or other documentation evidencing any Award granted under the Plan.
2.4   “Award Program” means a written program established by the Committee, pursuant to which Awards are granted under the Plan under uniform terms, conditions and restrictions set forth in such written program.
2.5   “Board of Directors” means the board of directors of the Company.
2.6   “Cash Awards” means rights to receive cash payments as described in Section 4.8.
2.7   “Change in Control” shall have the meaning provided in the applicable Award Agreement; provided, however (a) if required to avoid an Award being subject to tax under Code Section 409A, a Change in Control shall not be deemed to have occurred unless the event qualifies as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets under Code Section 409A(a)(2)(A)(v) and (ii) such definition must be determined by the Committee to result in an actual change in control of the Company and shall not include provisions such as announcement or commencement of a tender or exchange offer, a potential takeover, shareholder approval

(as opposed to consummation) of a merger or other transaction, acquisition of 15% or less of the outstanding Company voting securities, an unapproved change in less than a majority of the Board of Directors or other similar provisions in which the Committee determines an actual change in control does not occur.
2.8   “Code” means the Internal Revenue Code of 1986, as amended.
2.9   “Committee” means the Compensation Committee of the Board of Directors.
2.10   “Deferral(s)” refers to the rights described in Section 4.9.
2.11   “Disability” has the meaning provided in the applicable Award Agreement, or if defined by reference to the Plan, as provided in the long-term disability plan or policy maintained by the Company or an Affiliate that covers the Participant, or if no such plan or policy is applicable or the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3). In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates. Notwithstanding the foregoing, if specified in an Award Agreement or otherwise required to avoid an Award being subject to tax under Code Section 409A, a Disability shall not be deemed to have occurred unless the event also qualifies as a disability under Code Section 409A(a)(2)(C).
2.12   “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Section 4.7.
2.13   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.14   “Fair Market Value” with regard to a date means:
(a)   If the shares of Stock are actively traded on any national securities system or any nationally recognized quotation or market system, the price at which Stock shall have been sold as reported by the exchange or system selected by the Committee on which the shares of Stock are then actively traded;
(b)   if the shares of Stock are not actively traded on any such exchange or system but are reported by such exchange or system, the price of Stock as reported by such exchange or system; or
(c)   if the shares of Stock are not actively traded or reported on any such exchange or system, the fair market value of the Stock as determined by the Committee determined by the reasonable application of a reasonable valuation method as most recently determined (but in no event more than twelve (12) months earlier), but taking into account the facts and circumstances as of such date.
For purposes of Subsection (a), (b), or (c) above, the Committee may use the closing price as of the applicable date or the last trading or business day before that date, the average of the high and low prices as of the applicable date, the last trading or business day before that date or for a period certain ending on either such date, the price determined at the time, or immediately before or immediately after, the transaction is processed, the tender offer price for shares of Stock, or any other method which the Committee determines is reasonably indicative of fair market value; provided, however, that for purposes of granting Nonqualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.
2.15   “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.
2.16   “LTIP Unit” means a unit of limited partnership interest in the form of a profits interest (within the meaning of the Code and rules, regulations and procedures promulgated pursuant thereto) of the Partnership.
2.17   “Non-employee Director” means a member of the Board of Directors who is not an employee of the Company or a Subsidiary.

2.18   “Non-Qualified Stock Option” means a stock option that is not an Incentive Stock Option.
2.19   “Option” means a Non-Qualified Stock Option or an Incentive Stock Option.
2.20   “Other Stock-Based Award” means a right or other interest, including but not limited to Units, granted to a Participant that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock as described in Section 4.10.
2.21   “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).
2.22   “Participant” means an individual who receives an Award hereunder.
2.23   “Partnership” means Omega Healthcare Properties Limited Partnership, a limited partnership that is controlled by the Company.
2.24   “Performance Goals” means any one or more performance goals established by the Committee, including without limitation, goals, either individually, alternatively or in any combination, applied to the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured over a Performance Period established by the Committee, on an absolute basis or relative to a pre-established target, to prior period results or to a designated comparison group or index, in each case as specified by the Committee in the Award. The Committee may adjust any evaluation of performance under a Performance Goal in its discretion at any time.
2.25   “Performance Period” means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee.
2.26   “Performance Unit Award” refers to a performance unit award as described in Section 4.6.
2.27   “Performance Stock Awards” means Stock Awards containing Performance Goals.
2.28   “Performance Restricted Stock Unit Awards” means Restricted Stock Unit awards containing Performance Goals.
2.29   “Restricted Stock Unit” refers to the rights described in Section 4.5.
2.30   “Stock” means Company’s common stock.
2.31   “Stock Appreciation Right” means a stock appreciation right described in Section 4.3.
2.32   “Stock Award” means a stock award described in Section 4.4.
2.33   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Code Section 424(f) or regulations or rulings thereunder.
2.34   “Unit” means a unit of limited partnership interest (which may include an LTIP Unit) of the Partnership.
ARTICLE 3. ELIGIBILITY, SHARES AVAILABLE AND ADMINISTRATION
3.1   Eligibility. Awards may be granted only to officers, employees, directors, and consultants of the Company, or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Subsidiary.
3.2   Stock Subject to the Plan. Subject to adjustment in accordance with Section 6.2, a number of shares of Stock equal to the sum of  (a) the number of shares of Stock subject to outstanding Awards under the Prior Plan immediately before the Effective Date, (b) the number of shares of Stock authorized and available for issuance of future Awards under the Prior Plan immediately before the Effective Date, and (c) four million, five hundred thousand (4,500,000) shares of Stock are hereby reserved exclusively for issuance upon exercise or payment pursuant to Awards.
3.3   Share Usage. The shares of Stock attributable to any portion of an Award that is forfeited, cancelled, expired, terminated or paid or settled in cash or otherwise without the issuance of shares of Stock for any reason without becoming vested, paid, exercised, converted or otherwise settled in full in shares of Stock will again be available for issuance under Section 3.2, provided, however, that shares of Stock subject to an Award under the Plan shall not again be available for issuance if such Shares have been (a) tendered or withheld to pay the exercise price of Options or Stock Appreciation Rights, (b) withheld or remitted to satisfy the tax withholding on Awards, (c) repurchased by the Company using the cash proceeds received by the Company from the exercise of Options granted under the Plan or (d) subject to a Stock Appreciation Right or Option settled in Stock and not issued upon net settlement or net exercise of the Stock Appreciation Right or Option.
3.4   Administration of the Plan. The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, directors and consultants of the Company or its Affiliates to whom Awards will be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants.
3.5   Delegation/Special Administrative Committee. Notwithstanding Section 3.4, the Board of Directors may authorize one or more members of the Board of Directors (other than the entire Compensation Committee of the Board of Directors) to act as a special administrative committee with the power to make grants under the Plan with respect to employees of the Company or its Affiliates who are not executive officers of the Company, subject to any limitations on the number or amount of Awards and any other terms and conditions provided in resolutions adopted from time to time by the Board of Directors authorizing such special administrative committee to act. Any references in the Plan to the “Committee” shall be deemed to be references to the special administrative committee to the extent required to give effect to the foregoing sentence and the terms and conditions of the resolutions adopted from time to time by the Board of Directors authorizing such special administrative committee to act.
3.6   Limits on Incentive Stock Options. Up to one hundred percent (100%) of the shares of Stock reserved for issuance pursuant to Awards are permitted (but are not required) to be issued pursuant to Incentive Stock Options. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s).
3.7   Limits on Non-Employee Director Compensation. With respect to any Participant who is a Non-employee Director, the aggregate dollar value of any Awards that are in the form of Stock or payable in the form of Stock and are granted under the Plan shall not exceed $750,000 (based on the grant date fair value of Awards as determined for financial reporting purposes) with respect to the Non-employee Director’s service as a member of the Board of Directors or any committees thereof for any calendar year.

ARTICLE 4. TERMS OF AWARDS
4.1   Terms and Conditions of All Awards.
(a)   Number of Shares. The number of shares of Stock as to which an Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 3.2 as to the total number of shares available for grants under the Plan and subject to the limits in Sections 3.6 and 3.7.
(b)   Award Agreement or Program. Each Award will be evidenced either by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other criteria, if any, that must be achieved as a condition to vesting or settlement of the Award, or be made subject to the terms of an Award Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other criteria, if any, that must be achieved as a condition to vesting or settlement of the Award; provided, however the Committee shall not be permitted to provide for vesting in connection with a change in control of the Company that does not meet the requirements of the definition of Change in Control hereunder. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void.
(c)   Date of Grant. The date as of which an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares of Stock covered by the Award (or formula for determining the same), and has taken all such other actions necessary to complete the grant of the Award or such later date as may be specified in the approval of the Award.
(d)   Tandem Awards. Any Award may be granted in connection with all or any portion of a previously or contemporaneously granted Award, subject to the other requirements of the Plan. Exercise or vesting of an Award granted in connection with another Award may result in a pro rata surrender or cancellation of any related Award, as specified in the applicable Award Agreement or Award Program.
(e)   Non-Transferability. Awards and rights under Awards are not saleable, transferable, alienable or assignable except by will or by the laws of descent and distribution, and each Award and each Award and right under an Award is exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate, or if no legal representative has been appointed within ninety (90) days of the Participant’s death, by the person(s) taking under the laws of descent and distribution applicable to the Participant; provided, however, that the Committee may allow a Participant to designate a beneficiary or beneficiaries in the manner determined by the Committee to exercise the rights of a Participant with respect to an Award upon the death of a Participant; provided, further, the Committee may waive any of the provisions of this Section or provide otherwise as to any Awards other than Incentive Stock Options, but the Committee may not allow a Participant to transfer an Award prior to its full settlement for value.
(f)   Deferrals. The Committee may establish rules and procedures to permit or require a holder of an Award to defer recognition of taxable income upon the exercise or vesting of an Award.
(g)   Alterations to Awards after Grant. After the date of grant of an Award, the Committee may, in its sole discretion, waive, modify or amend the terms and conditions of an Award (including without limitation, accelerating vesting and/or the time for payment or exercise, or curtailing the period for exercise upon a Change in Control) or terminate an Award, except to the extent that such alteration would be inconsistent with other provisions of the Plan or would, without the Participant’s consent, adversely affect the rights of a Participant under the Award in a manner not permitted by the Plan; provided, however, that no such consent shall be required if the Committee determines in its sole discretion that such alteration either (A) is required or advisable for the Company, the Plan or an Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard or (B) is not reasonably likely to significantly diminish the benefits provided under such Award; provided, further, that the Committee shall not be permitted to accelerate vesting in connection with a change in control of the Company that does not meet the requirements of the definition of Change in Control hereunder.
(h)   Awards Granted under Prior Plan and Code Section 162(m) Transition Rule. Awards granted under the Prior Plan before the Effective Date shall be subject to the terms and conditions of the Plan, except (A) if an Award granted under the Prior Plan incorporates a definition by reference to the Prior Plan (other than the definition of Plan), the definition in the Prior Plan shall govern if different from the definition in the Plan or if no such definition appears in the Plan, (B) no termination, amendment, suspension, or modification of the Prior Plan or an Award granted under the Prior Plan shall adversely affect in any material way any Award granted under the Prior Plan, without the written consent of the Participant holding such Award, and (C) solely to the extent required to preserve the availability of a tax deduction for the Company under Code Section 162(m), the terms of the Prior Plan shall govern each Award granted or to be granted under the Prior Plan (i) that constitutes remuneration pursuant to a binding written contract that was in effect on November 2, 2017 or (ii) as to which transition relief from the changes made to Code Section 162(m) by the Tax Cuts and Jobs Act of 2017 is otherwise available.
4.2   Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by an Award Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Non-Qualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates (if any) representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.
(a)   Option Price. Subject to adjustment in accordance with Section 6.2 and the other provisions of this Section, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. Except for adjustments as contemplated by Section 6.2 hereof, unless approved by the stockholders of the Company, in no event will the Exercise Price per share of Stock of any Option be reduced after the date of grant of the Option and no Option may be cancelled or surrendered in exchange for an Option with a lower Exercise Price per share of Stock or in exchange for cash or other consideration (“Option Repricing”). With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.
(b)   Option Term. Any Option granted to a Participant shall not be exercisable after the expiration of ten (10) years after the date the Option is granted; provided, however that any Incentive Stock Option granted to an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Option shall be specified in the applicable Award Agreement.
(c)   Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to, cash or, if the Award Agreement provides:
(1)   by delivery to the Company of a number of shares of Stock having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;
(2)   in a cashless exercise through a broker; or
(3)   by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

In its discretion, and except to the extent precluded by the Sarbanes-Oxley Act of 2002, as amended, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.
(d)   Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by the Participant or any other designated person, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement, subject to Section 4.1(g).
(e)   Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of termination of employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of termination of employment; provided, however, that in the case of a holder whose termination of employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Non-Qualified Stock Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection, termination of employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.
(f)   Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 4.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.
4.3   Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by an Award Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of  (1) the Fair Market Value of a specified or determinable number of shares of Stock at the time of payment or exercise over (2) a specified or determinable price (the “Threshold Price”) which, in the case of a Stock Appreciation Right granted in connection with an Option, may not be less than the Exercise Price for that number of shares subject to that Option. Subject to adjustment in accordance with Section 6.2, the Threshold Price per share of Stock attributable to a Stock Appreciation Right must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Stock Appreciation Right is granted. Except for adjustments as contemplated by Section 6.2 hereof, unless approved by the stockholders of the Company, in no event will the Threshold Price per share of Stock attributable to a Stock Appreciation Right be reduced after the date of grant of the Stock Appreciation Right and no Stock Appreciation Right may be cancelled or surrendered in exchange for a Stock Appreciation Right with a lower Threshold Price per share of Stock or in exchange for cash or other consideration (“Stock Appreciation Right Repricing”). A Stock Appreciation Right granted in connection with an Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled.
(a)   Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the excess of  (1) the Fair Market Value of the number of shares of Stock attributable to the Stock Appreciation Right over (2) the Threshold Price, in cash or shares of Stock (valued at Fair Market Value per share on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

(b)   Stock Appreciation Right Term. Any Stock Appreciation Right granted to a Participant shall not be exercisable after the expiration of ten (10) years after the date the Stock Appreciation Right is granted. The term of any Stock Appreciation Right shall be specified in the applicable Award Agreement.
(c)   Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement, subject to Section 4.1(g).
4.4   Terms and Conditions of Stock Awards. A Stock Award shall entitle a Participant to receive a designated number of shares of Stock. At the time of the grant, the Committee will determine the factors which will govern the number of the Stock Award, including in the case of a Performance Stock Award, the Performance Goals determined at the discretion of the Committee that must be satisfied as a condition to retention of the Award. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.
(a)   Issuance. Stock Awards shall be issued by the Company in shares of Stock.
(b)   Conditions. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares of Stock, if any, will be as the Committee provides in the Award Agreement, and the certificate (if any) for such shares will bear evidence of any restrictions or conditions, subject to Section 4.1(g).
4.5   Terms and Conditions of Restricted Stock Units. Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of a specified number, or a percentage or multiple of a specified number, of shares of Stock at the end of a specified period, or the cash value thereof. At the time of the grant, the Committee will determine the factors which will govern the number of the Restricted Stock Units so payable, including in the case of a Performance Restricted Stock Unit Award, the Performance Goals determined at the discretion of the Committee that must be satisfied as a condition to payment. The Committee may provide for an alternative specified number, percentage or multiple under specified conditions.
(a)   Payment. Payment in respect of Restricted Stock Units may be made by the Company in shares of Stock or in cash (valued at the Fair Market Value per share of Stock as of the date payment is owed) as provided in the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.
(b)   Conditions to Payment. Each Restricted Stock Unit award granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program, subject to Section 4.1(g) and intended compliance with or exemption from Code Section 409A.
4.6   Terms and Conditions of Performance Unit Awards. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount based, all or in part, upon achievement of Performance Goals. The Performance Unit Award shall be equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee. At the time of the grant, the Committee must determine the base value of each unit; the number of units subject to a Performance Unit Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Unit Award. The Committee may provide for an alternative base value for each unit or an alternative percentage or multiple under certain specified conditions.
(a)   Payment. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value per share as of the date payment is owed) as provided in the applicable Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine.

(b)   Conditions to Payment. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program, subject to Section 4.1(g) and intended compliance with or exemption from Code Section 409A.
4.7   Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. Dividend Equivalent Rights may be granted in connection with other Awards but may not be granted in connection with an Option or a Stock Appreciation Right. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.
(a)   Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value per share on the date of payment or exercise) as provided in the Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.
(b)   Conditions to Payment. Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Award Agreement or Award Program, subject to Section 4.1(g) and intended compliance with or exemption from Code Section 409A.
4.8   Cash Awards. In addition to Dividend Equivalent Rights, the Committee may, at any time and in its discretion, grant to any Participant the right to receive a cash amount, at such time, in such amount and subject to such terms and conditions as determined by the Committee in its discretion.
4.9   Terms and Conditions of Deferrals. If permitted or required by the Committee, a Participant may or shall defer the receipt of cash or Stock from the exercise or payment of an Award. If a Participant defers receipt, the Company’s obligation to issue the cash or shares of Stock will be reflected in a bookkeeping account. All such deferrals shall be subject to such terms and conditions as the Committee may establish, subject to Section 4.1(g) and intended compliance with or exemption from Code Section 409A.
(a)   Payment. Payment in respect of Deferrals may be made by the Company in cash or shares of Stock, whichever is provided for in the applicable Award Agreement or Award Program.
(b)   Conditions to Payment. Each Deferral under the Plan shall be payable at such time or times or on the occurrence of such event or events, and in such amounts as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the date of a Deferral, the Committee may accelerate the time or times at which the Deferral will be paid in whole or in part, subject to intended compliance with or exemption from Code Section 409A.
4.10   Terms and Conditions of Other Stock-Based Awards. At the time of grant of Other Stock-Based Awards, the Committee will determine the factors which will govern the amount of an Other Stock-Based Award and the form in which it is denominated, which may include Units, including at the discretion of the Committee any Performance Goals or other criteria that must be satisfied as a condition of vesting or payment. The Committee may provide for an alternative specified amount, percentage or multiple under specified conditions. The Committee may require that Other Stock-Based Awards that are denominated in Units be subject to restrictions imposed by the operating agreement of the Partnership that are not inconsistent with the Plan.
(a)   Payment. Payment in respect of an Other Stock-Based Award shall be made in the form specified by the Committee, which in the case of an Other Stock-Based Award that is denominated in LTIP Units, may if so determined by the Committee, include upon or following vesting, another form of Units. The Committee may also specify terms and conditions under which Other Stock-Based Awards (or the proceeds thereof) are payable in or may be surrendered for shares of Stock, in which case the Committee will establish upon grant of the Other Stock-Based Award a maximum number of shares of Stock or a formula for determining the number of shares of Stock which may be issued.

(b)   Conditions to Payment. Each Other Stock-Based Award granted under the Plan shall be payable at such time or times or on the occurrence of such event or events, and in such amounts as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grants of an Other Stock-Based Award, the Committee, at any time before complete termination of such Other Stock-Based Award, may accelerate the time or times at which the Other Stock-Based Award may be paid in whole or in part, subject to Section 4.1(g) and intended compliance with or exemption from Code Section 409A.
ARTICLE 5. RESTRICTIONS ON STOCK
5.1   Escrow of Shares. Any shares of Stock issued under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a Stock certificate. If a Stock certificate is issued with respect to Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Committee may require that such certificate will be held by a custodian designated by the Committee (the “Custodian”), who for the term specified in the applicable Award Agreement, will have the full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement. During the period that shares of Stock remain subject to forfeiture, the Participant is entitled to all rights, except as provided in the applicable Award Agreement, applicable to shares of Stock not so held.
5.2   Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan until such shares are vested except as provided in the Plan or the applicable Award Agreement or Award Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Award Agreement or Award Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Award Agreement or Award Program, and the shares so transferred will continue to be bound by the Plan and the applicable Award Agreement or Award Program.
ARTICLE 6. GENERAL PROVISIONS
6.1   Withholding. The Company shall deduct from all cash distributions under the Plan all taxes required to be withheld by the applicable jurisdiction. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy the taxes required to be withheld by the applicable jurisdiction prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the tax withholding obligation in cash, or, if the applicable Award Agreement or Award Program provides, a Participant may be permitted, or may be required, to have the tax withholding arising from exercise or payment of the Award satisfied by having the number of shares of Stock the Participant is to receive reduced by, or with respect to a Stock Award, by tendering back to the Company, a number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy the tax withholding obligation (after taking into account any withholding in cash required because only whole shares of Stock can be withheld or tendered), at tax withholding rates determined by the Company to be required, or in the Company’s sole discretion, permitted, but not in excess of the maximum statutory tax rates in the applicable jurisdiction.
6.2   Changes in Capitalization; Merger; Liquidation.
(a)   Equity Restructuring. The number of shares of Stock reserved for the grant of Awards; the number of shares of Stock reserved for issuance upon the exercise, settlement, or payment, as applicable, of each outstanding Dividend Equivalent Right, Option, Performance Unit Award, Restricted Stock Unit, Other Stock-based Award and Stock Appreciation Right and upon vesting, settlement, or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option, the Threshold Price of each outstanding Stock Appreciation Right, and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Option, Performance Unit

Award, Restricted Stock Unit, Other Stock-based Award, Stock Appreciation Right and Stock Award pertains, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying a Stock Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).
(b)   Other Changes in Capital Structure. In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate to reflect such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new Awards, or the adjustment of outstanding Awards, the acceleration of Awards (other than an acceleration not permitted by Section 4.1(g)), the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the Award. Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but except as set forth in this Section and Section 4.1(g) may not otherwise diminish the then value of the Award.
(c)   Substitution. Any adjustment described in this Section may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Award.
(d)   Plan is not a Limit on Company Powers. The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.
6.3   Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent. All Awards under the Plan are intended to be exempt from or in compliance with Code Section 409A and shall be construed in such manner to effectuate that intent. If an Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would cause an Award to fail to satisfy or be exempt from Code Section 409A, then unless the Committee provides otherwise, such Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result, and the related provisions of the Award Agreement, Award Program or Plan will be deemed modified, or, if necessary, suspended to comply with or be exempt from Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.
6.4   No Representations or Covenants. Although the Company may endeavor to structure an Award to receive favorable U.S. or foreign tax treatment (e.g., under Code Section 422) or to avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation or covenant to that effect, makes no representation or covenant that such tax treatment will apply and expressly disavows any covenant to maintain favorable tax treatment or avoid unfavorable tax treatment.
6.5   Right to Terminate Employment or Service. Nothing in the Plan or in any Award confers upon any Participant the right to continue as an employee, officer, director or consultant of the Company or any of its Affiliates or affects the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

6.6   Non-Alienation of Benefits. Other than as provided in the Plan, no Award under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such Award may, prior to settlement and receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.
6.7   Conditions and Restrictions upon Stock subject to Awards. The Committee may provide that shares of Stock issued under an Award shall be subject to such further restrictions, conditions and limitations as the Committee in its discretion may specify at the time of granting the Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant of any Shares issued under an Award, including without limitation: (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants and holders of other Company equity compensation arrangements, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring shares of Stock to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.
6.8   Compliance with Laws. The granting of awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company’s securities are listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for shares of Stock issued under the Plan before:
(a)   obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)   completion of any registration or other qualification of the shares of Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.
The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
6.9   Restrictions on Delivery and Sale of Shares; Legends. Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.
6.10   Clawback. The Plan will be administered in accordance with Section 10D of the Exchange Act, any applicable rules and regulations promulgated by the Securities Exchange Commission and any national securities exchange or national securities association on which shares of Stock may be traded, and any Company policy regarding compensation recoupment, and each Award shall be subject to forfeiture to the extent provided in any applicable clawback policy adopted by the Company or otherwise required pursuant to applicable law. This Section will not be the Company’s exclusive remedy with respect to such matters.

6.11   Awards to Non-U.S. Employees. The Committee shall have the power and authority to determine which Affiliates shall be covered by the Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods or exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificate or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.
6.12   Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors (a) may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws, and (b) shall obtain stockholder approval for any amendment to the Plan that, except as provided in Section 6.2, increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available under the Plan, would permit Option Repricing or Stock Appreciation Right Repricing, or would otherwise require stockholder approval under the rules of the applicable stock exchange. No such termination or amendment without the consent of the holder of an Award may adversely affect the rights of the Participant under such Award.
6.13   Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, the Prior Plan shall remain in force and effect and any Award granted hereunder will be void.
6.14   Choice of Law. The laws of the State of Maryland shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict or choice of laws that might otherwise refer to the laws of another jurisdiction.
OMEGA HEALTHCARE INVESTORS, INC.
By:
Title:

Our Commitment to the Environment
Omega Healthcare Investors, Inc. (“Omega”) believes in working to keep our environment cleaner and healthier. Each and every day, we take steps to preserve the natural beauty of the surroundings that we are privileged to enjoy. In an effort to further reduce our carbon footprint, we are asking our investors to enroll in voluntary electronic delivery of our shareholder communications. In addition, we are also asking you to vote your shares on line. This not only reduces the costs associated with printing and mailing, it also supports our corporate sustainability initiatives. Please see the instructions below.
VOTE BY INTERNET —
www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Omega’s initiative in reducing its carbon footprint by promoting electronic delivery of shareholder materials has had a positive effect on the environment. Based upon 2017 statistics, voluntary receipt of e-delivery resulted in the following environmental savings:
Using approximately 124 fewer tons of wood, or 800 fewer trees
Using approximately 1,085 million fewer BTUs, or the equivalent of the amount of energy used by 12 homes for one calendar year
Using approximately 186,740 fewer pounds of greenhouse gases, including carbon dioxide, or the equivalent of 17 automobiles running for one calendar year
Saving approximately 761,912 gallons of water, or the equivalent of approximately 30 swimming pools
Saving approximately 64,071 pounds of solid waste
Reducing hazardous air pollutants by approximately 93 pounds
Environmental impact estimates calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

2018 Annual Meeting of Stockholders
Friday, June 8, 2018	Omega Healthcare Investors 303 International Circle, Suite 200 Hunt Valley, MD 21030
10:00 AM EDT

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTo withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below.0 0 00 0 00 0 00 0 00 00000378899_1 R1.0.1.17For Withhold For AllAll All ExceptThe Board of Directors recommends you vote FORthe following:1. Election of DirectorsNominees01 Kapila K. Anand 02 Craig M. Bernfield 03 Norman R. Bobins 04 Craig R. Callen 05 Barbara B. Hill06 Edward Lowenthal 07 Ben W. Perks 08 C. Taylor Pickett 09 Stephen D. PlavinOMEGA HEALTHCARE INVESTORS, INC.303 INTERNATIONAL CIRCLE, SUITE 200HUNT VALLEY, MD 21030VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the website andfollow the instructions to obtain your records and to create an electronic votinginstruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via e-mail or the Internet. To sign up for electronic delivery, please followthe instructions above to vote using the Internet and, when prompted, indicate that youagree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain2. Ratification of Independent Auditors Ernst & Young LLP.3. Approval, on an Advisory Basis, of Executive Compensation.4. Approval of 2018 Stock Incentive Plan.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation orpartnership, please sign in full corporate or partnership name, by authorized officer.Yes NoPlease indicate if you plan to attend this meeting

0000378899_2 R1.0.1.17Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Annual Report and Notice & Proxy Statement are available at www.proxyvote.comOMEGA HEALTHCARE INVESTORS, INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARDOF DIRECTORSThe undersigned hereby appoints Robert O. Stephenson and Thomas H. Peterson and each of them, as proxies,each with the power to appoint his substitute to represent and to vote as designated below, all the shares ofcommon stock of Omega Healthcare Investors, Inc. ("Omega") held of record by the undersigned on April 23,2018 at the Annual Meeting of Stockholders to be held on June 8, 2018 or any adjournment thereof.This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If nospecification is made, this Proxy will be voted (i) FOR the election of the director nominees, (ii) FOR theratification of the selection of Ernst & Young LLP as our independent auditor, (iii) FOR the approval, on anadvisory basis, of Omega's executive compensation and (iv) FOR the approval of the 2018 Stock Incentive Plan.In their discretion, the proxies are authorized to vote upon such other business as may properly come before theAnnual Meeting and at any adjournment thereof.Continued and to be signed on reverse side